UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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TTEC Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Proxy Statement

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

ttec

OUR VISION

We are transforming our company to help our clients transform theirs. Every interaction we have with our clients, their customers, our colleagues and the communities where we operate are guided by this vision and these values.

Purpose

Deliver humanity to business.

Vision

Leading the world's most respected organizations to create and grow emotionally connected, valuable, lasting relationships.

Mission

Accelerate growth by simplifying and personalizing interactions that build deep engagement between people and brands.

OUR VALUES

Lead every day

We lead every day at every level to achieve results. We know that courageous, authentic leadership translates into positive impact.

Seek first to understand

We delight customers every chance we get. We strive to see the world through the eyes of our clients, their customers and our colleagues.

Do the right thing

We expect the highest degree of integrity from ourselves and each other. We act with honesty and respect in everything we do.

Act as one

We're stronger together – one company with one purpose and one team. We work together and have each others' backs.

Reach for amazing

We are innovators who make amazing things possible. We spark creativity and never accept "can't."

Live life passionately

We believe in our purpose and live it with intensity. We celebrate, laugh and have fun together.

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April 13, 2021

Dear Stockholders:

It is my pleasure to invite you to join us at the Annual Meeting of Stockholders of TTEC Holdings, Inc. The meeting will be held on Wednesday, May 26, 2021, at 10:00 a.m., Mountain Daylight Time, and will be conducted virtually. You will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the meeting by visiting https://www.virtualshareholdermeeting.com/TTEC2021 and entering the 16-digit control number included in our notice of internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

We elected to provide access to our proxy materials via the internet under the U.S. Securities and Exchange Commission’s internet notice and access rules. In our business, we are focused on improving the engagement between our clients and their customers. Our aspirations with respect to our stockholders are no different. We believe that by making our proxy materials available via the internet, we enhance our stockholders’ experience in accessing our information, understanding our business, and the way in which TTEC is governed and managed to maximize our stockholder value and our clients’ and employees’ experience. By providing the proxy materials via the internet, we also reduce the environmental impact of our Annual Meeting, which is consistent with our ongoing ESG (environmental-social-governance) goals.

For additional information about the Annual Meeting, please see the Important Information About the Proxy Materials and Voting Your Shares section of this Proxy Statement.

PLEASE VOTE

Your vote is important. Whether or not you plan to attend the Annual Meeting via the webcast, we encourage you to read these materials carefully and promptly vote your shares. There are several ways you can vote: via the internet, by telephone, by mailing the enclosed proxy or by attending our Annual Stockholders Meeting virtually. Please vote as soon as possible to ensure that your vote is recorded promptly. If you hold shares in a brokerage account, your broker will not be able to vote your shares on most matters unless you provide your voting instructions.

On behalf of the Board of Directors and all TTEC employees, thank you for your continued confidence in TTEC and our business.

Very truly yours,

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer

TTEC Global Headquarters

9197 South Peoria Street

Englewood, Colorado 80112

I

Notice of 2021 Annual Meeting of Stockholders

Wednesday, May 26, 2021

10:00 a.m. Mountain Daylight Time

Join the webcast at http://www.virtualshareholdermeeting.com/TTEC2021.

ITEMS OF BUSINESS:

At the meeting, our stockholders will be asked to:

●	Elect eight directors named in the Proxy Statement, for a term of one year;

●	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021; and

●	Transact such other business, including stockholder proposals, as may properly come before the meeting.

The meeting will also include a report on our financial results for fiscal year 2020, our commentary on how the business is managing the global Coronavirus/COVID-19 pandemic’s impacts and opportunities, and our outlook for the remainder of 2021.

RECORD DATE:

Only stockholders of record at the close of business on April 5, 2021, will be entitled to receive notice of, and to vote at, the 2021 Annual Stockholders Meeting. Our total shares outstanding on the Record Date are 46,819,468.

By Order of the Board of Directors

Margaret B. McLean
Senior Vice President, Corporate Secretary and General Counsel
Englewood, Colorado
April 13, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 26, 2021: This Notice of Annual Meeting and Proxy Statement and the 2020 Annual Report are available at ttec.com.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA INTERNET Visit the website listed on your proxy card.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call the telephone number on your proxy card.	AT THE VIRTUAL MEETING Attend the Annual Meeting virtually and vote using the URL provided above.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery.

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9197 South Peoria Street
Englewood, Colorado 80112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights only selected information contained in this Proxy Statement. We encourage you to read the entire Proxy Statement and TTEC’s 2020 Annual Report on Form 10K for the period ended December 31, 2020, and any subsequent financial filings, before voting your shares.

MATTERS TO BE VOTED ON AT THE 2021 ANNUAL MEETING

Proposal	Board Recommendation	For more detail, see page:
1. Election of directors	FOR each Nominee	48
2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021	FOR	55

On or about April 13, 2021, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2020 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

OUR COMPANY

TTEC Holdings, Inc. (“TTEC”, “the Company”) is a leading global customer experience as a service (“CXaaS”) partner for many of the world’s iconic brands, Fortune 1000 companies, government agencies, and disruptive growth companies. TTEC helps its clients deliver frictionless customer experiences, strengthen customer relationships, brand recognition and loyalty through personalized interactions, improve their Net Promoter Score, customer satisfaction and quality assurance, and lower their total cost to serve by combining innovative digital solutions with best-in-class service capabilities to enable and deliver simplified, consistent and seamless customer experience across channels and phases of the customer lifecycle.

Our CXaaS solutions enhance our clients’ customers experience and help differentiate our clients from their competition.

In the fast expanding direct-to-customer channel where experiences are everything, enterprises must become increasingly more customer-centric, virtualized and digitally enabled to acquire, grow and maintain customers. Our mission is to enable and accelerate our clients’ path to virtual and digital transformation. We are focused on improving the experience of our clients’ customers by leveraging existing and emerging technologies — cloud, omnichannel, analytics, artificial intelligence (“AI”), machine learning (“ML”), robotic process automation (“RPA”), and real-time conversational messaging.

The Company reports its financial information based on two segments: TTEC Digital and TTEC Engage.

●     TTEC Digital provides the customer experience (“CX”) technology services and platforms to support our clients’ customer interaction delivery infrastructure. The segment designs, builds and operates the omnichannel ecosystem in a cloud, on premise, or hybrid environment, inclusive of fully integrating, orchestrating, and administrating highly scalable, feature-rich CX technology applications.

●    TTEC Engage provides the CX managed services to support our clients’ end-to-end customer interaction delivery, by providing the essential CX omnichannel and application technologies, human resources, recruiting, training and production, at-home or facility-based delivery infrastructure on a global scale, and engagement processes. This segment provides full-service digital, omnichannel customer engagement, supporting customer care, customer acquisition, growth and retention, and fraud detection and prevention services.

TTEC Digital and TTEC Engage strategically come together under our unified offering, Humanify® CXaaS, which drives measurable customer results for clients through the delivery of personalized, omnichannel experiences. Our Humanify® cloud platform provides a fully integrated ecosystem of CX offerings, including messaging, AI, ML, RPA, analytics, cybersecurity, customer relationship management (“CRM”), knowledge management, journey orchestration and traditional voice solutions. Our end-to-end platform differentiates us from many competitors by combining design, strategic consulting, best-in-class technology, data analytics, process optimization, system integration and operational excellence. This unified offering is value-oriented, outcome-based and delivered to large enterprises, governments and disruptive growth companies on a global scale.

During fiscal 2020, the TTEC global operating platform delivered onshore, nearshore and offshore services in 20 countries on six continents -- the United States, Australia, Belgium, Brazil, Bulgaria, Canada, Costa Rica, Germany, Greece, India, Ireland, Mexico, the Netherlands, New Zealand, the Philippines, Poland, Singapore, South Africa, Thailand, and the United Kingdom. At the end of 2020, 61,000 consultants, technologists, and CX professionals supported TTEC operations around the globe.

To improve our competitive position in a rapidly changing market and stay strategically relevant to our clients, we continue to invest in innovation and service offerings for both mainstream and high-growth disruptive businesses, diversifying and strengthening our core customer care services with consulting, data analytics, insights, and technology-enabled, outcomes-focused services.

We also invest to broaden our product and service capabilities, increase our global client base and industry expertise, tailor our geographic footprint and our work from home delivery platform to the needs of our clients, and further scale our end-to-end integrated solutions platform. To this end we have been highly acquisitive in the last several years, including an acquisition announced in the first quarter of 2021, but started in 2020, of an end-to-end CX and CXaaS provider of Genesys and Microsoft cloud solutions; another acquisition announced in the second half of 2020 of a preferred Amazon Connect cloud contact center service provider; and an acquisition in the first quarter of 2020 of an autonomous customer experience and intelligent automation solutions provider.

We return capital to our shareholders through our dividend program. Since the inception of our dividend program in 2015, the Company has continued to pay a semi-annual dividend, usually in October and April of each year. Our dividends gradually increased from $0.18 to $0.40 per common share in the last five years. On December 3, 2020, the Board of Directors authorized a special one-time dividend of $2.14 per common share, which was paid on December 30, 2020, to shareholders of record as of December 18, 2020. On February 25, 2021, the Board of Directors authorized a semi-annual dividend of $0.43 per common share, payable on April 21, 2021, to shareholders of record as of April 5, 2021.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. Within weeks of this announcement, travel bans, a state of emergency, quarantines, lockdowns, “shelter-in-place” orders, and business restrictions and shutdowns were issued in most countries where TTEC does business. Our business continuity plans were executed to transition as many employees as was reasonably possible to a work-from-home environment to support the health and well-being of our employees and communities and to provide a stable service delivery platform for our clients.

Between mid-March and mid-April 2020, we transitioned over 80 percent of our employee population to a work-from-home environment. With the easing of some of the government restrictions, those employees who were considered essential and could not operate effectively while remote returned to our brick-and-mortar sites, but most continue to work from home. Approximately 85 percent of our employees work remotely today. For those sites that continue to operate, we have taken extensive measures to protect the health and safety of our employees in accordance with the recommendations and guidelines provided by the World Health Organization, U.S. Centers for Disease Control and Prevention, European Centre for Disease Prevention and Control, the U.S. Occupational Safety and Health Association, and local governments in jurisdictions where our customer experience centers are located.

With the onset of the pandemic, we launched multiple cost reduction, optimization, and liquidity preservation initiatives to align our expenses with anticipated changes in revenue and increased costs related to COVID-19 and government-mandated restriction measures. With the greater adoption of our work-from-home solution during the COVID-19 pandemic, we also launched a comprehensive review of our global real estate footprint to balance our commitments to physical facilities around the globe against evolving client preferences with respect to traditional physical delivery centers and work-from-home delivery. Our results of operations for 2020 permitted us to reverse most of the cost austerity measures. Considering the continued COVID-19-related uncertainties, however, we continue to remain vigilant in our cost management.

2020 PERFORMANCE HIGHLIGHTS

Our 2020 performance is summarized below:

●  Our revenue was a record $1.95 billion, an increase of 18.6 percent over the year ago period.

●  Our income from operations was $204.7 million or 10.5 percent of revenue, a 65.5 percent increase year over year. Income from operations on a non-GAAP basis[1] was $242.4 million, or 12.4 percent of revenue, compared to 9.3 percent in the prior year.

●  Our net cash provided by operating activities was $271.9 million compared to $238.0 million in the prior year.

●  We booked $659 million in new business, a 35 percent increase over the prior year.

●  Our diluted earnings per share were $2.52 compared to $1.65 in the prior year, and $3.82 compared to $2.25 in prior year on a non-GAAP basis.

●  We paid $34.5 million in semi-annual cash dividends and a one-time special dividend of $100.0 million to our shareholders.

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges and integration expenses, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2020 Annual Report and 2020 full-year earnings press release for a reconciliation of these non-GAAP adjustments.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board follows sound governance practices.

Independence	● In 2020, six out of our seven Board members were independent directors.

●  All Board committees, except a special purpose Executive Committee, are comprised exclusively of independent directors.

●  In 2021, subject to TTEC stockholders voting in favor of the directors nominated by the Board, seven out of eight Board of Directors nominees will be independent directors pursuant to the standards set forth in the NASDAQ Stock Market Rules, which is the standard used by the Company to determine Board member independence.

Executive Sessions

●  The independent directors regularly meet in executive sessions without management.

●  The independent directors regularly meet with the independent auditor, internal audit, financial, compliance, and legal executives in executive sessions without management.

Board Oversight of Risk Management

● Our Board understands, oversees, and regularly reviews risks inherent in TTEC’s business.

● The Audit Committee of the Board reviews our overall enterprise risk management policies and practices, is actively involved in the oversight of our Enterprise Risk Management program, and reviews risks inherent in our internal controls over our financial reporting, risks specific to how we collect, store, use and transfer information, risks specific to our geographic footprint and concentration, risks specific to our work from home environment, risks specific to health and safety of our work environment, including COVID-19 mitigation practices, risks specific to our complex regulatory compliance framework around the world, and our cybersecurity risks.

● The Compensation Committee of the Board evaluates the risks associated with TTEC’s management and employee compensation plans and the structure of our employee incentives.

● The Nominating & Governance Committee of the Board is focused on risks inherent in our governance, management, and board succession planning, and risks specific to crisis management and incident response.

Board Oversight of Environmental, Social and Governance (ESG) Initiatives

● Our Board oversees and regularly reviews TTEC’s commitment to ESG initiatives.

● The Nominating & Governance Committee of the Board is tasked with the oversight of ESG at TTEC, including establishment of ESG priorities for the Company, the implementation of ESG disclosure reporting standards, ESG related awareness and training initiatives, and our diversity, equity, and inclusions programs.

● In 2020, the Committee approved the management’s recommendation to adopt the Sustainability Accounting Standards Board (SASB) framework for ESG disclosure; and directed the Company to produce an ESG report for fiscal year 2021.

Stock Ownership Requirements

● Our Chief Executive Officer and Chief Financial Officer must, within five years of attaining their positions, hold common stock valued at 3x their base salary.

● Members of our executive leadership team at the executive vice president level must, within five years of appointment, hold common stock valued at 2.5x their base salary; while executives at the senior vice president level must hold 1.5x their base salary. Company executives at group vice president level must hold 0.5x their base salary.

● Our Board members must, within five years of joining our Board, hold common stock valued at 3x their annual cash retainer fees.

Board Practices

● Our Board annually reviews its overall effectiveness and the effectiveness of its committees.

● Board nomination priorities are adjusted annually to ensure that our Board, as a whole, continues to reflect the appropriate mix of skills, experience, and competencies necessary to support TTEC’s strategy.

● Our Board committees have access to independent advisors at their sole discretion.

● The Nominating & Governance Committee of the Board maintains and enforces TTEC’s Corporate Governance Guidelines, which include conflicts of interest, board qualifications and over-boarding guidelines.

Accountability	● All directors stand for election annually. ● Our Chairman of the Board and Chief Executive Officer is the controlling stockholder of TTEC. He controls 59.8 percent of our common stock.

DIRECTOR EXPERIENCE

The Board and our Nominating and Governance Committee believe that diversity in experience and perspectives is important for achieving sound decisions and driving stockholder value. The following chart reflects the experience of our Board members and nominees:

If members of the Board are elected at our 2021 Annual Stockholders Meeting, as nominated, our Board would include two women and two ethnically diverse directors who we believe further enhance the quality of deliberations and ultimately the decision-making processes at the board level.

ESG: GROWING A SOCIALLY AND ENVIRONMENTALLY RESPONSIBLE BUSINESS

At TTEC, meeting the needs of the present without compromising the ability of future generations to enjoy our world is a part of our overarching purpose to “bring humanity to business”. We believe that proactively managing environmental, social, and governance (“ESG”) issues as part of our business strategy is critical to our sustainable growth and is an important part of our risk management strategy. Our comprehensive ESG program is built on four pillars -- enlightened people strategy, sustainable climate friendly operations, philanthropy, and responsible information management. These programs are well resourced, active, and vital to our goal of being a global business leader chosen by employees, customers, partners, and investors because of our reputation for operating with integrity and promoting strong ESG best practices across the globe.

Enlightened People Strategies

Diversity, Equity & Inclusion. TTEC believes that consistent diversity, equity and inclusion (“DE&I”) policies lead to innovation and growth. To drive our long-standing commitment to DE&I, in 2020 we established a Corporate DE&I Council led by senior executives and comprising representatives of many diverse employee groups from different parts of the Company and the globe. The DE&I Council focuses its work on attraction of diverse talent pool to the Company, driving enterprise-wide awareness and diversity training, and providing mentorship and path to leadership opportunities for traditionally underrepresented employees. The Council’s work has been a critical factor in fostering organizational change by identifying best practices and holding the organization accountable for meaningful outcomes that align with TTEC’s vision of “bringing humanity to business.” Based on Council’s initiatives, TTEC adopted specific diversity metrics that are included in the annual performance goals for the CEO and members of TTEC executive leadership team.

As of December 31, 2020, the Company’s DE&I efforts lead to significant outcomes globally:

To further support our inclusive culture and offer tools for our mangers and our clients, TTEC developed a new AI-enabled learning and performance technology Humanify® DEI+ BOT. Blending machine and human learning to enhance users’ recognition of bias in a safe setting, the BOT encourages diversity and inclusion awareness and offers adoptive practical suggestions by analyzing users’ responses to common workplace situations. It provides measurable feedback and real-time coaching to improve quality of interactions and enhance learning outcomes. Combined with immersive dialogue, role-playing, and hands-on exercises, the Humanify® DEI+ BOT offers users the tools and confidence they need to manage uncomfortable conversations on race, gender, religion, mental health, sexual orientation, disability, and age issues.

Development and Training. To support our employees’ advancement and prepare them for the demands of rapidly changing workplace and client requirements, we offer an extensive career-focused curriculum. In 2020, despite COVID-19 pandemic pressures, we made significant investments into our talent management platform, TTEC University. The platform includes a library of more than 8,000 courses that cover important business acumen topics ranging from business operations, leadership, ethics, finance, negotiation, and project management excellence to subject-matter-specific professional and technical curricula. Also, in 2020, TTEC launched its Talent Accelerator Program (“TAP”) designed to identify and attract new graduates from diverse backgrounds, with interests and experiences ranging from technology to humanities. TTEC TAP participants undergo a three-year rotation program through all business segments and functions in TTEC organization, gaining hands-on experience in finance, risk management, human capital, IT, communication, marketing, sales, and operations, and fully immersing in the day-to-day operations of the business. Once they graduate from TAP, the program participants will be equipped with knowledge and experience necessary to progress as managers in the Company. The attraction, development, and retention of employees are important to TTEC’s success, and we believe that these development and training programs make TTEC an employer of choice for our target employee population.

Workplace Safety. The health and safety of our employees is one of our highest priorities. TTEC’s success depends on protecting our employees, visitors, clients, and facilities, and we rely on the diligence of our employees to help us meet our safety and security standards. TTEC employees are required to complete health and safety training when they join the Company, and they are encouraged to report any concerns about safety in their work environment. This employee empowerment initiative launched in 2018 and the shift to working from home during the COVID-19 pandemic, lead to a reduction to our injuries at work by approximately 65 percent by year-end 2020.

Our commitment to safety was more important than ever in 2020, when we had to change how we work to address the COVID-19 pandemic. For the sites that provided essential services and had to remain operational during the pandemic, we invested approximately $5.6 million to comply or exceed recommendations promoted by the World Health Organization (“WHO”), Centers for Decease Control and Prevention (the “CDC”), the United States Occupational Safety Administration (“OSHA”) and their equivalents in countries where our facilities remain open. These health and safety measures include enhanced sanitation and safety protocols, increased cleaning frequency, added signage and workstation reconfiguration for social distancing, personal protective equipment, contact tracing, shuttle services, and automated health attestations.

Our Humanify®@Home remote work platform enabled 100,000 users (our employees and our clients’ employees) to rapidly transition to work-from-home environment during onset of the COVID-19 pandemic, which did not only contributed to reduction in virus spread and safeguarded jobs, but also opened attractive employment opportunities to a diverse employee base.

Employee Engagement: TTEC believes that employee engagement fosters productivity and innovation and leads to lower employee turnover and meaningful employment satisfaction. To assess and improve our employee engagement, we conduct periodic employee pulse surveys and employee Net Promoter Score (NPS) surveys. Based on the results of the surveys, we proactively address employee concerns and reinforce activities that employees tell us encourage them to stay with the Company and to recommend it as an employer of choice to others. In recent years, approximately 35,000 employees completed our NPS survey, achieving an overall employee engagement score of 82 percent compared to Gallup best-in-class rating of 65 percent.

Based on feedback from our employees and review of quantitative metrics, in 2020 Forbes Magazine named TTEC as one of America’s Best Employers by in the following categories: #24 Best Employers for Veterans 2020; #162 Best Employers for New Grads; #167 Best Employers for Women; #184 Best Employers for Diversity.

Sustainable Climate Friendly Operations

Sustainability is Good for Business. TTEC believes that sustainable operations are good for business and manages its resource consumption, recycling programs and remote work enablement to promote climate friendly outcomes. These programs allow TTEC to reduce its real estate footprint, utilities, and equipment costs, improve performance, and increase training efficiency. TTEC’s commitment to the environment is viewed positively by our employees and by many of our clients, increasing loyalty and retention of our talented employee base, reducing our cost of recruitment, and improving the reliability and quality of our services to our clients and their customers.

TTEC continues to strengthen its ESG initiatives to accelerate the reduction in environmental impacts including the use of high efficiency HVAC equipment set to climate sensitive seasonal temperature standards, converting fluorescent lights to energy saving LED alternatives, installing remote lighting controls and water saving faucets, and supporting LEED-minded vendors and manufacturers who utilize recycled materials and embrace sustainable construction and environmentally friendly waste management and repurpose and reuse practices.

In 2020, TTEC recycled 56 tons of waste. Year over year our facilities-based recycling volumes were lower because many facilities remained idle due to COVID-19 necessitated transition to work from home.

The pandemic in 2020 taught us new ways of working and accelerated previously planned reduction in travel. We learned to engage with our clients and employees remotely and reduced our global travel by 5,700 trips, a rough equivalent of 16,705 tons of carbon emission reduction. While some of the travel will return in 2021-2022, as the threat of the COVID-19 pandemic subsides, the new ways of client and employee engagement without the need of cross country and cross continental travel will allow us to continue our carbon footprint reductions.

Philanthropy

Philanthropy and giving back are shared values for TTEC and its employees. In 2020, the TeleTech Community Foundation (the “Foundation”) was ranked as one of the Top Ten Corporate Foundations in the State of Colorado by the Denver Business Journal for local charitable giving. The Foundation’s giving priorities are STEM education organizations that focus on underrepresented families around the world. The Foundation donated more than $4 million to various STEM initiatives in fifteen countries where we work, since its inception in 2007. In 2020, in additional to its usual giving initiatives, the Foundation donated $132,000 in matching funds to organizations that focus on social justice and equality. Through Fuel Hope Kitchen, a partnership between TTEC, the Tuchman Family Foundation, BirdCall and Centura Health more than 200,000 meals have been provided to frontline healthcare workers — Colorado heroes in COVID-19 fight, utilizing the TTEC kitchens at the Englewood, Colorado, USA HQ. In addition, TTEC also made in-kind service donations to those organizations that required rapid response in emergency situations by standing up volunteer staffed special purpose contact centers when requested.

Despite the pandemic challenges, TTEC Philippines continued its tradition of Project Share, TTEC’s annual Christmas community outreach programs.

Responsible Information Management

As an innovative technology company, TTEC is committed to safeguarding the privacy of our clients’, their customers’, and our employees’ data. Long before it became a regulatory requirement, TTEC set up robust data privacy programs around the world. These programs are reviewed and refreshed annually, as best practices and global privacy expectations evolve. TTEC believes in privacy first and works to provide all stakeholders with notice of what data we collect and how it is being used. We position our internal and external solutions to honor data subjects’ rights. We are committed to data security and have implemented an information security program based on the standards recommended by the Center for Internet Security (CIS) and the National Institute of Standards and Technology (NIST) that meet our obligation to take reasonable, appropriate safeguards to protect data.

TTEC’s commitment to information security is reflected in its leadership team – in 2020, the Company’s chief information security officer was named among the top 100 Chief Information Security Officers (CISO) by the Cyber Defense Awards.

2021 BOARD NOMINEES

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	61	1994

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company CEO and Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

● TTEC Founder

Steven J. Anenen	68	2016	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company CEO and Board Experience

● Risk Management Experience

● Service Industry Experience

Tracy L. Bahl	59	2013	✓

● Business Transformation Experience

● M&A Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company CEO and Board Experience

● Risk Management Experience

● Service Industry Experience

Gregory A. Conley	66	2012	✓

● Business Transformation Experience

● Capital Markets and M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● Technology Sector Experience

Robert N. Frerichs	69	2012	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company Board Experience

● Public Sector

● Risk Management Experience

● Service Industry Experience

● Technology Sector Experience

Marc L. Holtzman	61	2014	✓

● Business Transformation Experience

● Capital Markets Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

Gina L. Loften	55		✓

● Business Transformation Experience

● M&A Experience

● Global Experience

● Industry Experience

● Public Sector Services Delivery Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

Ekta Singh-Bushell	49	2017	✓

● Business Transformation Experience

● Global Experience

● Public Company Audit Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

2020 EXECUTIVE COMPENSATION HIGHLIGHTS

●	Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key to building sustainable value for our stockholders.

●	Our executive compensation program utilizes a mix of base salary, and short- and long-term incentives, to attract and retain highly qualified executives and maintain a strong relationship between executive pay and company performance.

●	Our executive compensation program places significant weight on ethical and responsible conduct in pursuit of TTEC’s strategic goals. Our incentive recoupment (clawback) policy enables our Board of Directors to recoup cash and equity incentive compensation from those senior executives whose conduct would contribute to a financial restatement or damage TTEC in other material respects.

●	Our executive compensation program places a meaningful portion of compensation “at risk” by aligning cash incentive payments to performance and by granting equity that vests over four- and five-year periods to ensure that the actual compensation realized by executives aligns with stockholder value over the long term.

●	Our executive officers are subject to stock holding requirements that further align their interests with our stockholders.

●	Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders.

●	We ensure that our rewards are affordable by aligning them to the Company’s annual business plan.

●	At our 2020 Annual Meeting of Stockholders, the last time our stockholders had the opportunity to consider our executive compensation, they indicated strong support for the program with 99.77 percent voting in favor of the program[1]. The stockholders will again consider our executive compensation on an advisory basis as part of this 2023 Annual Stockholder Meeting.

The following table reflects the compensation decisions made by the Compensation Committee for TTEC’s Named Executive Officers (NEOs) who continue to serve as TTEC’s Executive Officers as of the date of this Proxy Statement.

Named Executive Officers	Actual Total Direct (TDC) Compensation [1]		Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman	$ 1	[2]	$4,812,000	$6,050,000	$9,048,000	<25th
Richard Sean Erickson [3]	$1,002,067		$625,000	$785,000	$1,225,000	–
Judi A. Hand	$2,576,521		$820,000	$1,606,000	$2,249,000	>75th
Margaret B. McLean	$1,578,948		$628,000	$943,000	$1,223,000	>75th
Regina M. Paolillo	$3,132,967		$2,072,000	$2,752,000	$3,438,000	>50th

[1]	Actual TDC represents base salary earned in 2020, bonus earned for 2020 performance paid in 2021, FMV RSU equity grants awarded in 2020, performance-based shares granted at target achievement under the 2020 long-term incentive plan and settlement in 2021 of performance-based awards earned for the 2020 achievement period (Tranche 2) under the 2019 long-term incentive plan.

[2]	As previously disclosed, at Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.

[3]	Mr. Erickson joined TTEC on September 8, 2020. Based on his limited tenure with the company, we did not compare his 2020 actual compensation against market. However, his actual TDC represents base salary earned in 2020, prorated bonus earned for 2020 performance paid in 2021, a sign-on bonus, a new hire RSU FMV equity grant awarded in 2020, and prorated performance-based shares granted at target achievement under the 2020 long-term incentive.

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is issued in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 26, 2021, at 10:00 a.m. Mountain Daylight Time to be held completely “virtually” as further covered in this Proxy Statement, and at any adjournment or postponement thereof.

On or about April 13, 2021, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2020 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

IMPORTANT INFORMATION ABOUT THE PROXY MATERIALS AND VOTING YOUR SHARES

Why am I receiving these proxy materials?

The Company is soliciting your proxy in connection with the Annual Meeting. As a stockholder, you are requested to vote on the items of business discussed in this Proxy Statement.

How can I vote my shares in person and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the virtual Annual Meeting by visiting the following website: http://www.virtualshareholdermeeting.com/TTEC2021. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the virtual Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the virtual Annual Meeting. However, even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual Annual Meeting.

In our desire to ensure that the virtual Annual Meeting provides stockholders with a meaningful opportunity to participate, our stockholders will be able to ask questions of the Board of Directors and management both at the time of registration and during the Annual Meeting. Stockholders may submit questions during the Annual Meeting by typing questions in the question/chat section of the meeting screen. Questions relevant to meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with the rules of conduct which will be posted on ttec.com under the “Investors” tab. We will also post on our Investors page responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints.

How can I vote my shares without attending the virtual Annual Meeting?

To vote your shares without attending the virtual Annual Meeting, please follow the instructions for internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the virtual meeting.

What will I need in order to attend the virtual Annual Meeting?

You are entitled to attend the virtual Annual Meeting only if you were a stockholder as of the record date for the Annual Meeting, or April 5, 2021 (the “Record Date”), or you hold a valid proxy for the Annual Meeting. You may attend the virtual Annual Meeting, vote, and submit a question during the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/TTEC2021 and using your 16-digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Why did I receive a Notice of Internet Availability of proxy materials?

Under the rules of the U.S. Securities and Exchange Commission, we are using the internet as the primary means of furnishing proxy materials to our stockholders. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Accordingly, if you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability will instruct you on how you may access and review the proxy materials on the internet, free of charge. This approach to distribution of proxy materials reduces the environmental impact of our Annual Meeting, expedites stockholders’ receipt of the proxy materials, and lowers our costs. The Notice of Internet Availability also includes instructions allowing stockholders to request to receive future proxy materials in printed form by mail or electronically by email.

Additional Procedures. Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast for, against or abstain; votes that abstain will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

With respect to the other proposals submitted for stockholder approval (other than the election of directors), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote on the ratification of the appointment of our independent registered public accounting firm for 2021.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, brokerage firms have the authority to vote your shares without your voting instructions on certain “routine” matters, such as Proposal 2, but not on other “non-routine” items, such as Proposal 1. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save us the expense of a second mailing if you vote promptly.

What are the matters to be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

●	Proposal 1:	The election of eight directors (see page 48; and

●	Proposal 2:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (see page 55);

We will also consider other business that properly comes before the Annual Meeting.

What are my voting choices?

For the election of directors (Proposal 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 (Proposal 2), you may vote “FOR”, “AGAINST” or “ABSTAIN”.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

●	“FOR” each of the nominees to our Board; and

●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting for 2021.

Kenneth D. Tuchman, our Chairman and Chief Executive Officer and the beneficial owner of approximately 59.8 percent of the issued and outstanding shares of common stock as of the record date (approximately 59.8 percent of the shares entitled to vote, excluding stock options) has indicated that he intends to vote:

●	“FOR” each of the nominees to our Board; and

●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

How will my shares be voted by proxy?

Valid proxies provided to the Company by telephone, over the internet, or by a mailed proxy card will be voted at the Annual Meeting as directed by you unless revoked in accordance with the instructions. If you properly execute and submit your proxy, but do not indicate how you want your shares voted, the persons named as your proxies will vote your shares in accordance with the recommendations of our Board of Directors. These recommendations are:

●	“FOR” each of the nominees to our Board; and

●	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

●	Voting again through the internet, by telephone, or by completing, signing, dating, and returning a new proxy card with a later date, all of which automatically revoke the earlier proxy so long as completed prior to the applicable deadline for each method;

●	Providing a written notice of revocation to our Corporate Secretary at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, prior to your shares being voted; or

●	Attending the virtual Annual Meeting and voting during the meeting. Your virtual attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the virtual Annual Meeting and voting during the meeting.

Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast.

Will shares that I own as a stockholder of record be voted if I do not return my proxy card in a timely manner?

Shares that you own as a stockholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors. If you do not return your proxy card in a timely manner, your shares will not be voted unless you or your proxy holder attend the virtual Annual Meeting and vote during the meeting.

What is required to conduct the business of the Annual Meeting?

In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast. This means that the eight individuals nominated for election to the Board who receive the most “FOR” votes will be elected.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How are votes counted?

Abstentions will be treated as shares that are present and entitled to vote and will consequently have the effect of a vote “AGAINST” the particular matter. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as voted for the purpose of determining the approval of the particular matter.

If I own or hold shares in a brokerage account, can my broker vote my shares for me?

The vote on election of directors is a matter on which brokers do not have discretionary authority to vote. Thus, if your shares are held in a brokerage account and you do not provide instructions as to how your shares are to be voted on this proposal, your broker or other nominee will not be able to vote your shares on this matter. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

If I share an address with another stockholder, how will we receive our proxy materials?

For stockholders of record, we have adopted a procedure called “householding”, which the U.S. Securities and Exchange Commission has approved. Under this procedure, we are delivering a single copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2020 Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement and the 2020 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Internet Availability and, if applicable, this Proxy Statement, the 2020 Annual Report, or to request delivery of a single copy of these materials if multiple copies are currently being delivered, stockholders may contact us at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling +1.800.835.3832. If you are outside of the U.S., please dial +1.303.397.8100, or send an email to investor.relations@ttec.com.

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker- dealer, or other similar organization to request information about householding.

How can I see the list of stockholders entitled to vote?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting by means of a link to be made available on the meeting screen and at our principal office located at 9197 South Peoria Street, Englewood, Colorado 80112, during normal business hours for a period of at least 10 days prior to the Annual Meeting.

What happens if additional items of business are presented at the Annual Meeting?

We are not aware of any items that may be voted on at the Annual Meeting that are not described in this Proxy Statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the Annual Meeting.

Is my vote confidential?

Stockholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. Confidentiality also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide stockholders with voting confidentiality comparable to that which we provide.

Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission within four business days following the meeting. The report will be available on our website at ttec.com under the “Investors” and “SEC Filings” tabs.

How may I obtain financial and other information about TTEC?

Additional financial and other information about the Company is included in our Annual Report on Form 10-K, which we file with the U.S. Securities and Exchange Commission, and which is available on our website at ttec.com under the “Investors” and “SEC Filings” tabs. We will also furnish a copy of our 2020 Annual Report (excluding exhibits), except those that are specifically requested, without charge to any stockholder who so requests by contacting our Investor Relations department at TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado, 80112, Attention: Investor Relations, or by calling +1.800.835.3832. If you are based outside of the U.S., please dial +1.303.397.8100, or send an email to investor.relations@ttec.com.

You can also obtain, without charge, a copy of our bylaws, codes of conduct and Board committee charters by contacting the Investor Relations department, or you can view these materials on the internet by accessing our website at ttec.com and clicking on the “Investors” tab, then clicking on the “Corporate Governance” tab.

Who will conduct and pay for the cost of this proxy solicitation?

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees, and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, or via internet; by our directors, officers, or other regular employees without remuneration other than regular compensation. We will request brokers and other fiduciaries to forward proxy materials to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

TTEC is committed to best practices in corporate governance. The Company is governed by our Board of Directors. The role of the Board includes:

●	Oversight of the Company’s management;

●	Appointment of the Chief Executive Officer;

●	Goal setting for and overseeing performance of the Company’s executive management team;

●	Management succession planning;

●	Oversight of effective corporate governance, including selecting and recommending for stockholders’ approval nominees for the Board of Directors;

●	Assessment of Board performance;

●	Board succession planning;

●	Forming and staffing Board committees;

●	Review and oversight of the development and implementation of the Company’s annual strategic, financial, and operational plans and budgets;

●	Assessment and monitoring of Company’s risk and risk management practices;

●	Review and approval of significant corporate actions;

●	Monitoring of processes designed to assure TTEC’s integrity and transparency to its stakeholders, including financial reporting, compliance with legal and regulatory obligations, maintenance of confidential channels to report concerns about violations of laws and policies, and protection against reprisals for those who report such violations;

●	Oversight of the relationship between the Company and its stockholders; and

●	Support for the Company’s commitment to its corporate responsibility and sustainable business.

Board Leadership Structure

Our Board is led by TTEC’s founder, Kenneth D. Tuchman, who serves as the Chairman of the Board. Mr. Tuchman is also TTEC’s Chief Executive Officer. The Board retains the flexibility to determine from time to time whether the position of the Chief Executive Officer and the Chairman of the Board should be combined or separated, whether an independent director should serve as Chairman of the Board, and whether to appoint a lead independent director to serve as a liaison between independent directors and the Chairman.

At present, the Board believes that the Company is best served by having Mr. Tuchman serve as both the Chairman of the Board and Chief Executive Officer of TTEC. The Board’s view is based on the facts that Mr. Tuchman beneficially owns approximately 59.8 percent of the outstanding equity in the Company, has a unique insight into the Company’s customer engagement solutions strategy as an industry innovator and the Company founder, and is intimately involved in the day-to-day strategic direction of the Company.

Since the size of the Company’s Board is relatively small and each independent director has unrestricted access to Mr. Tuchman and the Company’s management, the independent members of the Board do not currently perceive the need for an appointment of a lead independent director. Our Board also believes that appointing a lead independent director may serve to create a potential conflict among the directors and interfere with the current collaborative environment in the boardroom that permits the Board to leverage the knowledge and experience of each Board member to drive strategic initiatives necessary to support the Company’s transformation from a business process outsourcing service provider to an integrated customer consulting, technology, growth and care services company.

With the exception of Mr. Tuchman, all of our other directors are independent. In addition, there are no family relationships among any director, executive officer or any person nominated or chosen by us to become a director.

The Board is aware of the potential conflicts that may arise in having Mr. Tuchman, the Company’s largest and controlling stockholder, serve as the Chairman of the Board, but believes that there are adequate governance safeguards in place to mitigate such risks. Such safeguards include, but are not limited to:

●  The Board and Board committees hold executive sessions comprised entirely of the independent directors.

●  During 2020, six of seven directors were independent on our Board.

●  Our Compensation Committee, comprised entirely of independent directors, makes all executive management compensation determinations based on the individual manager’s performance and input from independent compensation consultants.

●  Our Compensation Committee, retains an independent compensation consultant when it deems it appropriate.

●  Board members have unrestricted access to independent consultants, including legal counsel.

●  Our Board members and executives have a shareholding guideline consistent with industry best practices.

●  Our Board and its committees perform an annual self-assessment and act on the findings.

●  Our Board published Corporate Governance Guidelines to communicate to the stockholders and other stakeholders how the Company is governed.

Although we qualify as a “controlled company” under the listing rules of the NASDAQ Stock Market, the Company elects not to avail itself of governance exceptions available to “controlled companies” under these rules. Specifically, a majority of our Board of Directors is independent and our Board’s committees, including our Nominating and Governance

Committee and our Compensation Committee, are comprised solely of independent directors, even though the Company is exempt from these corporate governance requirements as a controlled company.

Lastly, our Board has in the past demonstrated the independence necessary to address potential conflicts of interest through the use of special ad hoc committees to address specific matters when they arise or requesting that the Chairman abstain from deliberations and voting on certain decisions that may represent a conflict with his controlling stockholdings in the Company.

Board Participation in 2020
● Twelve Board meetings held in 2020
● Each director attended at least 92 percent of all Board and relevant committee meetings
● All directors attended our Annual Meeting of Stockholders in 2020

Board Risk Oversight

While our executive officers are responsible for day-to-day management of risk at TTEC, our Board oversees and monitors our enterprise risk management (ERM), information technology security, regulatory compliance, ESG, business continuity and financial disclosure practices, in the course of its ongoing review of the Company’s strategy, business plans, risk management, and financial reporting programs. The Board recognizes that certain risk-taking is essential for any company to stay competitive. It is the view of the Board, however, that the risk-taking must be reasoned and measured, and must be evaluated and mitigated appropriately.

In 2020, the Board’s ERM oversight primarily focused on, but was not limited to, the following areas (i) the Company’s strategy and long-term growth plans; (ii) the Company’s resilience and response during the COVID-19 pandemic; (iii) cybersecurity preparedness and cybersecurity incident response; (iv) risks inherent in TTEC’s global footprint and its rapid transition to work-from-home delivery model as part of its COVID-19 response; (v) business continuity planning and execution; (vi) emergency preparedness, critical incident response, and disaster recovery planning; (vii) risks arising from the complexities of regulatory compliance framework that affects TTEC’s global business; (viii) the service delivery effectiveness of the Company’s business segments; and (ix) risks inherent in our controls over financial reporting. The responsibility for managing each of these high-priority risk areas, as identified by the ERM process, was assigned to one or more members of the executive management team. The Board has delegated the oversight of certain categories of risk management to designated Board committees, which periodically report to the Board on matters related to the specific areas of risk they oversee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Enterprise risk management structure; strategic risk associated with TTEC’s business plan; litigation that may have material financial or reputational impact on the Company; significant capital transactions, including M&A, technology investment and divestitures; capital structure risks; service delivery effectiveness; and CEO and senior management succession planning.
Audit Committee	Risks related to financial reporting, disclosure, and related controls; major financial exposure risks; significant IT risks, including information security and cybersecurity risks; ethics and compliance risks; risks inherent in the Company’s regulatory environment; currency exposure risks; liquidity risks; business continuity and disaster recovery planning; health and safety risk, including COVID-19 precautionary measures; and related-party transactions risk.
Compensation Committee	Executive recruiting, retention, and succession planning; compensation policies and practices, including incentive compensation; and health and welfare benefits programs. Assessment of the risks associated with compensation policies and practices applicable to TTEC’s employees to determine if such policies and practices are reasonably likely to have a material adverse effect on TTEC.
Nominating and Governance Committee	Corporate governance risks; effectiveness of Board’s and its committees’ performance; Board succession, Board candidate nomination and succession planning; conflicts of interest; director independence and competencies; and ESG initiatives.

The Board and its committees periodically request and receive comprehensive reports from key Company functions, including finance, treasury, tax, legal, information security, human capital, risk management, and IT; and have the opportunity to assess risk exposures of the business in these specific functional areas. The Audit Committee, with assistance and input from management, conducts an annual enterprise-wide risk review and adopts the Company’s annual internal audit plan designed to test business processes that may represent special risk exposures to the Company. The Audit Committee quarterly reviews the results of completed internal audits and actively monitors the progress of recommended remedial and mitigation plans. In addition to the Company’s ERM and internal audit processes, the Board and the Audit Committee monitor and oversee the Company’s periodic assessment of the effectiveness of its internal controls over financial reporting.

To ensure that the Company’s compensation practices, and policies do not have a material adverse effect on the Company and its business, the Compensation Committee annually reviews TTEC’s executive compensation programs for inherent risks and alignment with the Company’s objectives. The Committee receives periodic reports from the Company’s human capital and legal departments on steps that TTEC takes to anticipate and mitigate any potential risks in long- and short-term incentive and performance-based compensation programs. The Compensation Committee believes that executive compensation should be contingent on performance relative to targets and business plans. It expects TTEC senior executives to achieve these targets in a manner consistent with TTEC’s values, ethical standards, and policies. The Board engages in periodic discussions with management on how to maximize executives’ performance through compensation incentives without creating unreasonable risks to the business. For additional information on TTEC compensation program risks, please review section titled “Compensation Discussion and Analysis” in these proxy materials.

Communications with Our Board

The Board established a process for stockholders and other interested parties to communicate with the Board or any directors by requesting that all communication be sent via email to corporatesecretary@ttec.com or to the following address:

Board of Directors

c/o Corporate Secretary

TTEC Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

Since most members of the TTEC leadership team, including the Corporate Secretary, work remotely during the ongoing COVID-19 pandemic, communication via email through the corporatesecretary@ttec.com dedicated mailbox may be a more reliable method to connect with our Board of Directors as there can be no assurance that physical mail delivery can be monitored on a daily basis.

Board Committees

The following table outlines the composition of each of our Board committees during 2020:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Kenneth D. Tuchman				Chair
Steven J. Anenen			✓	✓
Tracy L. Bahl		Chair	✓	✓
Gregory A. Conley	Chair	✓
Robert N. Frerichs	✓	✓	Chair
Marc L. Holtzman
Ekta Singh-Bushell	✓		✓

Audit Committee

The Audit Committee operates under the Audit Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Assisting the Board in its oversight of the integrity of TTEC’s financial statements;

●	Overseeing the adequacy of internal controls over our financial reporting and disclosure processes;

●	Selecting, evaluating, and appointing the independent registered public accounting firm, including assessing the registered public accounting firm’s independence and qualifications;

●	Reviewing and approving all non-audit services performed by the independent registered public accounting firm;

●	Overseeing the activities and processes of the TTEC internal audit department;

●	Overseeing TTEC’s ethics program and its confidential hotline process, including reviewing the establishment of and compliance by employees and executives with the Company’s employee code of conduct, Code of Ethics: How TTEC Does Business, and the Company’s Ethics Code for Executive and Financial Officers;

●	Overseeing investigations into any matters within the Audit Committee’s scope of responsibility;

●	Overseeing the enterprise risk management programs, including its privacy, information security, and regulatory compliance risk management; and

●	Reviewing and approving all related-party transactions.

In 2020, the members of the Audit Committee included Gregory A. Conley (Chair), Robert N. Frerichs, and Ekta Singh-Bushell. Throughout 2020, each Committee member was “independent” in accordance with the NASDAQ Stock Market Rules and Rule 10A-3(b)(l) under the U.S. Securities Exchange Act of 1934.

Our Board determined that Mr. Conley, Mr. Frerichs, and Ms. Singh-Bushell each qualify as an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission rules. Mr. Conley’s relevant experience includes his experience as a chief executive officer and director of several public and private companies. Mr. Frerichs’s relevant experience includes his CPA credentials, his role as chair of one of the largest public consultancies in the world, his career in audit and risk management, and his tenure on the audit committees of several companies. Ms. Singh-Bushell’s relevant experience includes her CPA credentials, her tenure as a member of several audit committees for public companies, and her two decades of experience working for a global public accounting and consultancy firm.

The Audit Committee oversees TTEC’s disclosure processes, including TTEC’s anonymous and confidential channels available to employees. The Committee established procedures for, and oversees receipt and treatment of, confidential (including anonymous) submissions by TTEC employees of concerns about the Company’s accounting, internal control, and auditing practices. These processes are established to assure accurate and complete financial reporting and to identify timely any potential issues that could impact TTEC’s accounting, financial reporting, and effectiveness of its internal controls. The Audit Committee reviews and assesses the matters raised through these reporting channels and monitors management’s response to these reports, engaging when warranted.

The Audit Committee evaluates the independence, qualifications, and performance of TTEC’s internal audit function and annually approves the Company’s internal audit plan. The Committee also discusses with management TTEC’s risk assessment and management practices; the Company’s major financial, operational, and regulatory risk exposures; and the steps management has taken to monitor and mitigate such exposures to be within the Company’s risk tolerance levels.

During 2020, the Audit Committee held four regularly scheduled meetings and five special meetings. The Committee did not have a need to approve any matters through unanimous written consent.

The Audit Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Compensation Committee

The Compensation Committee operates under the Compensation Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Reviewing performance goals and approving the annual salary, incentives, and all other compensation for each executive officer, including any employment arrangements and change of control agreements with such officers;

●	Reviewing and approving compensation programs for independent Board members;

●	Reviewing and approving material employee benefit plans (and changes to such plans);

●	Reviewing and evaluating risks associated with our compensation programs; and

●	Adopting and administering various equity-based incentive plans.

In 2020, the members of the Compensation Committee included Tracy L. Bahl (Chair), Gregory A. Conley, and Robert N. Frerichs. Throughout 2020, each member of the Committee was “independent,” as defined under the NASDAQ Stock Market Rules, a “non-employee director,” as defined under U.S. Securities and Exchange Commission Rule 16b-3, and an “outside director,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended.

During 2020, the Compensation Committee held four regularly scheduled meetings and two special meetings, and approved no matters through unanimous written consent process. The Compensation Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and available at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com). It is responsible for, among other things:

●	Identifying and recommending to our Board qualified candidates to stand for election to the Board (or be appointed pending the election at the Annual Stockholders Meeting);

●	Overseeing development and succession planning for executive officers of the Company;

●	Overseeing TTEC’s corporate governance, including the evaluation of the Board and its committees’ performance and processes, and assignment and rotation of Board members to various committees;

●	Overseeing TTEC’s ESG initiatives and reporting.

During 2020, the members of the Nominating and Governance Committee included Robert N. Frerichs (Chair), Tracy L. Bahl, Steven J. Anenen, and Ekta Singh-Bushell. Each member satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Stock Market Rules.

During 2020, the Nominating and Governance Committee held four regularly scheduled meetings, no special meetings, and approved no matters through unanimous written consent. The Nominating and Governance Committee reviews and assesses the adequacy of its charter, and revises it, if appropriate, on an annual basis.

Executive Committee

The Board’s Executive Committee is a special standing committee of the Board appointed to take certain action, under a delegation of authority resolution from the Board, between regularly scheduled Board meetings that are otherwise reserved to the Board. All actions taken by the Executive Committee are reported to and reviewed by the full Board at the Board meeting immediately following the action taken. The Executive Committee is authorized to consider and approve, among other things:

●	Mergers, acquisitions, and divestiture transactions at a level in excess of management’s authority but below a certain specific authority limit exclusively reserved to the full Board, provided that such transactions are not inconsistent with TTEC’s overall strategy as approved by the Board;

●	Capital expenditure transactions at a level in excess of management’s authority but below a certain specific authority limit designated by the Board, provided that such transactions are consistent with the annual business plan approved by the Board; and

●	Funding for the share repurchase program at a level in excess of management’s authority but below a certain specific limit designated by the Board.

During 2020, the members of the Executive Committee included Kenneth D. Tuchman (Chair), Tracy L. Bahl, and Steven J. Anenen.

The Executive Committee held no meetings during 2020.

Ethics Code for Executive and Financial Officers

We have adopted an Ethics Code for Senior Executive and Financial Officers that guides the behavior of our senior executives and financial officers beyond our code of business conduct that applies to all employees, including our Chief Executive Officer, Chief Financial Officer, senior executives leading each of our business segments, General Counsel, Global Chief Financial Officer, Treasurer, Controller, senior accounting and finance executives who support our key business segments, financial directors, and controllers of each of our business segments and any person performing similar functions. The Ethics Code for Senior Executive and Financial Officers is available on our website at ttec.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website ttec.com) and we intend to disclose any waiver of, or amendments to, the Ethics Code for Senior Executive and Financial Officers on our website. You may also obtain a copy of the document without charge via email at corporatesecretary@ttec.com or by writing to:

TTEC Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

Attention: Corporate Secretary

In addition to our Ethics Code for Senior Executive and Financial Officers, TTEC also has a code of business conduct (Ethics Code: How TTEC Does Business). This document mandates rules of ethical business conduct for all TTEC employees, members of our Board of Directors, and our suppliers and partners, including our executives and financial officers. We maintain a confidential web-based and telephone hotline, where employees can seek guidance or report concerns about violations of laws, our policies, or either of the ethics codes, including any concerns about financial reporting, misconduct, or fraud.

Director Compensation Overview

During 2020, the independent directors’ compensation was as follows:

●	An annual retainer of $75,000;

●	Additional annual retainer fees for Board committee service as follows:

Chair of Audit Committee	$ 27,000
Members of Audit Committee	$ 13,500
Chair of Compensation Committee	$ 20,000
Members of Compensation Committee	$ 10,000
Chair of Nominating and Governance Committee	$ 15,000
Members of Nominating and Governance Committee	$ 6,000

●	An annual grant of $110,000 of restricted stock units in TTEC stock, based on the fair market value of our common stock on the grant date. The annual grant of restricted stock units vest on the earlier of the first anniversary of the grant date or the date of the succeeding year’s Annual Meeting of Stockholders, or any change-in-control event (as defined in the relevant restricted stock unit agreement); and

●	Independent directors who join the Board also receive an initial fair-market value grant in the amount of $110,000, based on the fair-market value of our common stock on the grant date. The initial restricted stock unit grant vests on the earlier of the first anniversary of the grant date or the date of the succeeding year’s Annual Meeting of Stockholders, or any change-in-control event (as defined in the relevant restricted stock unit agreement).

The employee directors do not receive additional compensation for their Board service.

The following table summarizes the actual compensation earned by independent directors during 2020 without regard of how it was paid:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1,2]	Total ($)
Steven J. Anenen	$ 81,000	$110,006	$191,006
Tracy L. Bahl	$101,000	$110,006	$211,006
Gregory A. Conley	$112,000	$110,006	$222,006
Robert N. Frerichs	$113,500	$110,006	$223,506
Marc L. Holtzman	$ 75,000	$110,006	$185,006
Ekta Singh-Bushell	$ 94,500	$110,006	$204,506

[1]	Reflects the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For information regarding assumptions used to compute grant date fair-market value with respect to the stock awards, see Note 19 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

[2]	As of December 31, 2020, independent directors Messrs. Anenen, Bahl, Conley, Frerichs, Holtzman and Ms. Singh-Bushell all held 2,995 unvested restricted stock unit awards. When calculating the final number of shares to be issued, Management allows, with the approval of the Committee, for traditional rounding (nearest share up or down) of shares. As such for the 2020 annual grant, based on the closing stock price on date of grant of $36.73 shares were rounded up to 2,995 for a fair-market value of $110,006.

In February 2021, the Board of Directors of TTEC Holdings, Inc., on the recommendation of the Compensation Committee of the Board, approved revisions to compensation arrangements for the independent directors of the Company to be effective as of the start of the 2021/2022 board cycle in May 2021. The recommendation was based on peer group and market data analysis review.

Revisions to the compensation arrangements for independent directors of the Company include:

(i)	The increase in the amount of the cash retainer paid to members of the Nominating & Governance Committee from $6,000 to $7,500;

(ii)	The increase in the value of the annual equity grant from $110,000 to $130,000;

(iii)	Proration of the annual equity grant value based on the director’s appointment date, if the director joins the Board outside of the regular election cycle;

(iv)	The elimination of the initial “welcome” grant (for new Board members who join the Board after directors identified in the 2021 nomination slate); and

(v)	The increase in the equity holding requirement for the Board members from 3.0x to 5.0x of their annual cash retainer.

AUDIT COMMITTEE REPORT

The TTEC Audit Committee of the Board (the “Audit Committee”) is comprised entirely of independent directors who meet the independence requirements of the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ Stock Market’s Listing Rules. TTEC’s Board of Directors has determined that each member of its Audit Committee has accounting and other related financial management expertise, and, therefore, qualifies as an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee operates pursuant to a charter that is reviewed annually and updated to comply with the relevant regulatory requirements. The Audit Committee charter was most recently reviewed and updated in May 2020 and is available in the Investor Relations section of our website at ttec.com/sites/default/files/audit_committee_charter.pdf.

In performing its functions, the Audit Committee acts in an oversight capacity. The Committee is responsible for overseeing TTEC’s financial reporting processes and internal control structure on behalf of the Company’s Board of Directors, while management is responsible for the preparation, presentation, and integrity of the financial statements, and the effectiveness of TTEC’s internal controls over financial reporting. TTEC’s independent auditor, PricewaterhouseCoopers LLC (“PwC” or the “Auditor”), is responsible for auditing TTEC’s financial statements and providing an opinion on the conformity of TTEC’s consolidated financial statements with generally accepted accounting principles and on the effectiveness of TTEC’s internal control over financial reporting.

In 2020, the Audit Committee held nine meetings, all of which, except the first meeting of the year, were conducted virtually due to COVID-19 precautions. The Audit Committee’s agenda for each meeting was set by the Committee’s chairperson in consultation with and on recommendation of TTEC’s Chief Financial Officer. During these meetings, the Audit Committee met with the senior members of TTEC’s financial management team, and, when appropriate, had separate private sessions with TTEC’s Chief Financial Officer, PwC, General Counsel, Chief Information Security Officer, and the Internal Audit Executive to discuss financial management, legal and compliance matters, accounting, information and cyber security initiatives, internal and external audits, and internal control issues.

As part of its oversight function, the Audit Committee reviews TTEC’s quarterly and annual reports on Form 10-Q and Form 10-K prior to their filing with the SEC and has detailed discussions with management about the quality and reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, the Audit Committee asks for management’s representations and reviews certifications prepared by TTEC’s Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly represent, in all material respects, the financial condition, results of operations, and cash flows of TTEC.

In 2020, the Committee also focused its discussions with management, the Auditor and the Internal Audit Executive on the financial impacts and related disclosures related to the COVID-19 pandemic, and about implications of the pandemic on internal controls over financial reporting. The Committee determined that the Company’s internal control processes functioned normally during the COVID-19 pandemic, and all personnel who perform internal controls over the Company’s financial reporting had functioned effectively in the remote environment.

The Audit Committee reviewed and discussed with management TTEC’s audited annual consolidated financial statements for the year ended December 31, 2020. Based on this review, the discussions with management, and in reliance on the reports and opinions of the Auditor, the Audit Committee unanimously recommended to the TTEC Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Further in 2020, the Audit Committee periodically reviewed TTEC’s enterprise risk management program. Starting in the second quarter of the year, the Committee’s risk management oversight focused on risks to the business and to TTEC employees that were inherent in the COVID-19 pandemic and TTEC’s decision to transition a large percentage of its staff around the globe to the work-from-home environment. The Committee’s risk oversight, therefore, focused on TTEC’s health and safety initiatives, strategy execution in the uncertainty of the pandemic, cybersecurity vulnerabilities specific to the distributed work-from-home environment, business continuity risks, and critical incident response planning. At the same time, the Committee continued to focus on business-as-usual risks critical to the business, including the competitiveness of the Company’s technology solutions, cyber threat to TTEC and TTEC clients’ systems, M&A effectiveness, fraud in the business, steps that the Company takes to protect privacy of its employees and its clients’ customers, and the risks inherent in the complexities of the regulatory compliance framework that affects TTEC business.

During the year, the Audit Committee also received periodic status reports on the effectiveness of the Company’s treasury function, including its foreign exchange exposure management; its tax function and its global tax planning practices; the Company’s acquisition integration activities; and its investor relations activities. This year, the Committee also reviewed the preparations that the Company was making to transition its enterprise resource planning (ERP) system to the cloud environment.

The Audit Committee also monitored, throughout the year, the Company’s confidential hotline activities, focusing on procedures that the Company has in place for confidential submission of employee concerns about accounting, financial reporting practices and internal controls; possible violations of laws and policies, and other concerns about the business, which in 2020 also included concerns about COVID-19 safety. The Committee also periodically reviewed the processes that the Company uses to make sure that the Company’s employees are familiar with its code of business conduct (Ethics Code: How TTEC Does Business), the Ethics Code for Senior Executive and Financial Officers, and the training that the Company provides on these codes of conduct and Company values.

As part of its oversight responsibilities, the Audit Committee also oversees TTEC’s annual audit by its independent auditor, PwC, including the Auditor’s audit approach, audit plan, and critical audit matters; and whether the provision of minor non-audit services is appropriate given the Auditor’s independence. The Audit Committee also works with the Auditor to make sure that the PwC audit team that serves TTEC has the appropriate level of professional expertise to oversee the conduct of the TTEC annual independent audit and is appropriately supported by PwC’s partners with specific experience with respect to key countries where TTEC does business and by other PwC subject matter experts as necessary.

Each year, the Audit Committee evaluates the performance of PwC and its senior engagement team and determines whether to re-engage the Auditor for the coming year. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the Auditor, the Auditor’s global capabilities, the Auditor’s technical expertise including innovation and technologies that the Auditor uses to provide its services to the Company, the Auditor’s tenure as TTEC’s independent auditor, its knowledge of the Company’s global operations and industry, the competitiveness of the Auditor’s pricing for the services, and the quality of the Auditor’s interactions with the Audit Committee of the Board. Based on this evaluation, the Audit Committee decided to engage PwC as TTEC’s independent auditor for the year ended December 31, 2020. This appointment was ratified by TTEC stockholders at the 2020 Annual Stockholders Meeting.

The Audit Committee also considered the fees that PwC charged the Company for services in 2020 and determined them to be reasonable and adequate to ensure a comprehensive audit. In 2020, PwC’s total fees were $4.2 million, a $100,000 reduction year over year.

In accordance with SEC rules, to limit the number of consecutive years an individual audit partner may lead the independent audit for the Company, the Auditor’s engagement partner for TTEC is subject to the five-year rotation requirement. Assuming satisfactory performance and the Audit Committee’s continuing engagement of PwC as TTEC’s independent auditor, the current engagement partner’s rotation period will end effective with the annual audit for the period ending on December 31, 2022, rotating off our account in 2023. The Audit Committee works closely with PwC to assure appropriate succession planning for an orderly transition when the engagement partner’s rotation period with TTEC ends, or if the partner leaves TTEC engagement for other reasons.

Although the Audit Committee has the sole authority to appoint the independent auditor, the Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at the Annual Stockholders Meeting, to ratify the appointment of the independent auditor for the coming year (see Proposal 2 beginning on page 55).

The Audit Committee periodically reviews the rules and regulations adopted, from time to time, by the Public Company Accounting Oversight Board (the “PCAOB”) and works with the Auditor to ensure that its opinion conforms with these requirements. During 2020, the Audit Committee also discussed with the Auditor those matters that are required to be discussed under the PCAOB rules and received required written disclosures from the Auditor regarding the Auditor’s communication with the Audit Committee concerning the Auditor’s independence.

. Audit Committee
Gregory A. Conley,	Chair
Robert N. Frerichs
Ekta Singh-Bushell

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT, AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information, as of April 5, 2021, concerning the beneficial ownership of the following persons and entities:

●	Each person or entity known to us to beneficially own more than five percent of our outstanding common stock;

●	Each of our directors and nominees for our Board;

●	Each of our executive officers, including our Named Executive Officers; and

●	All of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with U.S. Securities and Exchange Commission rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 46,819,468 shares of common stock outstanding as of April 5, 2021. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with U.S. Securities and Exchange Commission rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 5, 2021; and (2) issuable upon the vesting of Restricted Stock Units (“RSUs”) within 60 days of April 5, 2021. In accordance with U.S. Securities and Exchange Commission rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

The information provided in the table is based solely on our records, and information filed with the U.S. Securities and Exchange Commission with respect to the owners of our shares of common stock, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112.

Stock Ownership of Directors, Management, and Certain Beneficial Owners

	Shares Beneficially Owned
Name of the Beneficial Owner	Common Stock		Options Vested and Options and RSUs Vesting Within 60 Days of April 5, 2021	Total Beneficial Ownership as of April 5, 2021		Percent of Class
5% Stockholders
Kenneth D. Tuchman	28,013,707	[1,4]	-	28,013,707	[1,4]	59.8%
BlackRock Inc.	2,747,267	[2]	-	2,747,267	[2]	5.9%
The Vanguard Group	2,340,092	[2]	-	2,340,092	[2]	5.0%
Executive Officers, Directors and Nominees
Kenneth D. Tuchman	28,013,707	[1,4]	-	28,013,707	[1,4]	59.8%
Steven J. Anenen	15,650		2,995	18,645		*
Tracy L. Bahl	11,756		2,995	14,751		*
Gregory A. Conley	15,346		2,995	18,341		*
Robert N. Frerichs	26,971		2,995	29,966		*
Judi A. Hand	136,002		-	136,002		*
Marc L. Holtzman	22,390		2,995	25,385	[3]	*
Gina L. Loften	-		-	-		-
Margaret B. McLean	42,366		-	42,366		*
Regina M. Paolillo	206,640		-	206,640		*
Ekta Singh-Bushell	10,606		2,995	13,601		*
All directors, director nominees and executive officers as a group (11 persons)	28,501,434		17,970	28,519,404		60.9%

*	Less than 1 percent.

[1]	Includes 28,003,707 shares subject to sole voting and investment power, and 10,000 shares with shared voting and investment power. The shares with sole voting and investment power consist of: (i) 6,686,901 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 6,550,000 shares held by a revocable trust controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman’s spouse. Mr. Tuchman is the beneficial owner of 59.8 percent of the shares of common stock entitled to vote at the meeting.

[2]	The common stock shown for BlackRock Inc and The Vanguard Group corresponds with their 13G filed as of December 31, 2020.

[3]	Includes 19,090 shares held by Mr. Holtzman directly, 3,300 shares held for Mr. Holtzman’s minor children.

TTEC Insider Trading Policy – Hedging/Pledging Restrictions

The Company’s insider trading policy prohibits its directors, officers, employees, and members of TTEC supply chain from engaging in hedging and pledging transactions with TTEC securities. Under the policy, TTEC Chairman of the Board and Chief Executive Officer, who is the Company’s controlling shareholder, is permitted to pledge his shareholdings, with prior review and approval of the TTEC Board of Directors, provided such pledge does not involve a material portion of his overall holdings.

RELATED-PARTY TRANSACTIONS

In accordance with our written Related-Party Transaction Policy, the Audit Committee of the Board is responsible for reviewing and approving transactions required to be disclosed as a “related-party” transaction under applicable law, including U.S. Securities and Exchange Commission rules (generally, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest). TTEC management monitors all related-party transactions, and reports about their status to the Audit Committee quarterly. TTEC executive officers and directors complete a questionnaire during the first quarter of each fiscal year, in which they provide information about the terms of all their related-party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. In reviewing related-party transactions, the Audit Committee considers whether these transactions are executed at “arms-length” by reviewing all relevant facts and circumstances, including among others, the commercial reasonableness of the terms, the actual and perceived benefit to the Company, opportunity costs of alternate transactions, the materiality and character of the related-party’s interest, the actual and apparent conflict of interests, the impact on a director’s independence (if the related-party is a director, an immediate family member of a director, or an entity controlled by a director), and the terms on which a similar transaction can be secured from unrelated third parties.

During 2020, TTEC has undertaken the following related-party transactions with prior approval of the Audit Committee of the Board:

●	The Company entered into an agreement under which Avion, LLC (“Avion”) and Airmax LLC (“Airmax”) provide certain aviation flight services as requested by the Company. Such services include the use of an aircraft and flight crew. Kenneth D. Tuchman, Chairman and Chief Executive Officer of the Company, has an indirect 100 percent beneficial ownership interest in Avion and Airmax. During 2020, 2019 and 2018, the Company expensed $400,000, $1.1 million, and $1.1 million, respectively, to Avion and Airmax for services provided to the Company. There was $67,000 in payments due and outstanding to Avion and Airmax as of December 31, 2020. While in 2021 TTEC continues to be cautious with non-essential travel, we anticipate that the Avion and AirMax expenses will return to the 2019 levels in the second half of 2021 as travel starts to return to pre-COVID-19 levels. Based on this, we anticipate the 2021 expenditures will be lower than the 2019 spend but will exceed the 2020 spend.

●	Welltok, Inc., a consumer health SaaS company, and TTEC have a joint venture, Welltok TTEC Communications, which provides services to healthcare clients. Regina M. Paolillo, Chief Financial and Administrative Officer of the Company, is a member of the board of directors of Welltok, Inc. Ms. Paolillo also holds a small investment in Welltok. During the years ended December 31, 2020, 2019 and 2018, the Company recorded revenue of $3.0 million, $5.3 million, and $5.7 million, respectively, in connection with the work performed through the joint venture.

EXECUTIVES AND EXECUTIVE COMPENSATION

TTEC Executive Team

Richard Sean Erickson, 59, serves as Senior Vice President and Global Head of TTEC Engage business segment. Mr. Erickson joined TTEC in 2020 to lead operations for the company’s Engage business segment around the globe. After running TTEC’s North American operations in the early 2000s, Mr. Erickson held executive leadership roles in customer experience, cloud technology, consulting, business process outsourcing, and telecommunication industries. Most recently, he was the managing director for strategic consulting at Eventus Solutions Group, a customer experience transformation company, where he led work-at-home solution offerings; president and chief executive officer at OneTouch Brands, a video engagement solutions company; and chief venture officer at SITEL, a global contact center services provider. Mr. Erickson holds a degree in Business Administration from Wichita State University.
Judi A. Hand, 59, serves as TTEC’s Executive Vice President, Chief Revenue Officer. She joined TTEC in 2007, when TTEC acquired Direct Alliance Corporation, where she served as president. Between 2011 and 2013 she served as TTEC’s Chief Sales Officer, the role that she resumed under a new revenue officer title in 2016. Between 2003 and 2007, Ms. Hand was a senior executive with AT&T (NYSE: T), culminating her career there as a senior vice president for enterprise sales. Prior to AT&T, Ms. Hand worked at Qwest, then a public global communications company and several of its subsidiaries in sales and marketing roles of increasing responsibility. Ms. Hand is a board advisor to Four Winds Interactive, and between 2016 and 2017, she was a member of the board of directors of Manitoba Telecom Services, Inc., a Canada telecommunication company. Ms. Hand holds an MBA from Stanford University and a B.S. in Communications degree from University of Nebraska.
Regina M. Paolillo, 62, serves as Executive Vice President, Chief Administrative and Financial Officer. Ms. Paolillo joined TTEC in 2011. Between 2009 and 2011, Ms. Paolillo was an executive vice president for enterprise services and chief financial officer at Trizetto Group, Inc., a privately held professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a senior vice president, operations group for General Atlantic, a leading global growth equity firm. Between 2005 and 2007, Ms. Paolillo served as an executive vice president for revenue cycle and mortgage services at Creditek, a Genpact (NYSE:G) subsidiary. Prior to the Company’s acquisition by Genpact, between 2003 and 2005 and 2002 and 2003, Ms. Paolillo was Creditek’s chief executive officer and chief financial officer respectively. Ms. Paolillo also served as the chief financial officer and executive vice president for corporate services at Gartner, Inc., (NYSE:IT) an information technology research and advisory company. Ms. Paolillo is a member of the board of directors of Unisys Corporation (NYSE: UIS) and Welltok, Inc., a private consumer health SaaS company. Ms. Paolillo holds a B.S. in Accounting degree from University of New Haven.
Margaret B. McLean, 57, serves as Senior Vice President, General Counsel and Chief Risk Officer. Ms. McLean joined TTEC in 2013. Between 1998 and 2013, Ms. McLean was a senior executive at CH2M (now part of Jacobs Engineering Group (NYSE: JEC)), a global engineering and program management company, serving as that company’s chief legal officer starting in 2007. Prior to CH2M, Ms. McLean was a corporate finance and M&A partner at a major law firm, working in its Denver, London, and Moscow offices. Ms. McLean started her career in IT at Hewlett Packard (NYSE:HPE) and led the application systems department for Science Applications Int’l (NYSE:SAIC). She holds a JD from the University of Michigan, an MBA from the University of Colorado, and a B.S. in Management Information Systems and Computer Science from University of Arizona.

Information regarding Kenneth D. Tuchman, Chairman and Chief Executive Officer, is provided in this section under the heading “2021 Director Nominees.”

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe the 2020 compensation program for our Chief Executive Officer, Chief Financial Officer, and three additional highest compensated members of our executive leadership team, whom we refer to as our Named Executive Officers (“NEOs”). We describe compensation earned by each of our Named Executive Officers and explain how our Compensation Committee of the Board determined this compensation, including its rationale for specific 2020 compensation decisions.

2020 PERFORMANCE HIGHLIGHTS

Our 2020 performance is summarized below:

●  Our revenue was a record $1.95 billion, an increase of 18.6 percent over the year ago period.

●  Our income from operations was $204.7 million or 10.5 percent of revenue, a 65.5 percent increase year over year. Income from operations on a non-GAAP basis[1] was $242.4 million, or 12.4 percent of revenue, compared to 9.3 percent in the prior year.

●  Our net cash provided by operating activities was $271.9 million compared to $238.0 million in the prior year.

●  We booked $659 million in new business, a 35 percent increase over the prior year.

●  Our diluted earnings per share were $2.52 compared to $1.65 in the prior year, and $3.82 compared to $2.25 in prior year on a non-GAAP basis.

●  We paid $34.5 million in semi-annual cash dividends and a one-time special dividend of $100.0 million to our shareholders.

[1]	TTEC computes company performance metrics on a non-GAAP basis, which adjusts for non-operating items including, but not limited to, asset impairment, restructuring charges and integration expenses, deconsolidation of subsidiaries, changes in acquisition earn-outs, changes in tax valuation allowances, return to provision adjustments, and one-time non-recurring items. Please review a copy of the 2020 Annual Report and 2020 full year earnings press release for a reconciliation of these non-GAAP adjustments.

2020 Named Executive Officers

●    Kenneth D. Tuchman, Chairman of the Board and Chief Executive Officer.

●    Martin F. DeGhetto, retired from TTEC in November 2020 in the role of Executive Vice President, TTEC Engage.

●    Richard Sean Erickson, Senior Vice President, Global Head of Engage business segment.

●    Judi A. Hand, Executive Vice President, Chief Revenue Officer

●    Margaret B. McLean, Senior Vice President, General Counsel and Chief Risk Officer.

●    Regina M. Paolillo, Executive Vice President, Chief Administrative and Financial Officer.

2020 Executive Compensation Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key elements in building sustainable value for stockholders. Our compensation programs’ performance metrics align the interests of our stockholders and senior executives by correlating the timing and amount of actual pay to the Company’s short- and long-term performance goals. Our compensation programs encourage ethical and responsible conduct in pursuit of these goals and the alignment of our leaders with TTEC’s vision, mission, and values.

We carefully benchmark our compensation decisions against a relevant group of peer companies – all of which are our potential competitors – for the caliber of executive talent required to manage a global and complex business like TTEC.

Generally, we target our annual total direct compensation at the 50th percentile of our peer group. Our executive compensation programs include three principal elements:

Compensation Element	Purpose
● Base Salary	● Provides competitive fixed dollar compensation.
● Annual Performance-Based Cash Incentive Awards	● Provides “at risk” annual variable cash consideration that aligns executive compensation to the Company and individual achievements of short-term (annual) performance objectives, as established by the Board of Directors.
● Equity Grants	● Provides “at risk” long-term performance based and short-term time-based equity compensation opportunity. Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders. By emphasizing long-term growth objectives for Executive Officers’ compensation purposes, we continue to align their interests with the interests of our stockholders. The transition from the annual performance-based to annual and multi-year performance-based equity incentive program is being fully implemented 2019 through 2021.

For 2020, we paid the following to our Named Executive Officers:

	Actual Total Direct (TDC) Compensation [1]	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman	$ 1 [2]	$4,812,000	$6,050,000	$9,048,000	<25th
Martin F. DeGhetto [3]	$ 788,975	$1,890,000	$2,053,000	$2,459,000	–
Richard Sean Erickson [4]	$1,002,067	$ 625,000	$ 785,000	$1,225,000	–
Judi A. Hand	$2,576,521	$ 820,000	$1,606,000	$2,249,000	>75th
Margaret B. McLean	$1,578,948	$ 628,000	$ 943,000	$1,223,000	>75th
Regina M. Paolillo	$3,132,967	$2,072,000	$2,752,000	$3,438,000	>50th

[1]	Actual TDC represents base salary earned in 2020, bonus earned for 2020 performance paid in 2021, FMV RSU equity grants awarded in 2020, performance-based shares granted at target achievement under the 2020 long-term incentive plan and settlement in 2021 of performance-based awards earned for the 2020 achievement period (Tranche 2) under the 2019 long-term incentive plan.

[2]	As previously disclosed, at Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year.

[3]	Mr. DeGhetto’s employment terminated with the Company in November 2020. Actual TDC represents base salary earned in 2020 and bonus earned for 2020 performance paid in 2021 in connection with the terms of his retirement. We did not compare his 2020 actual compensation against market.

[4]	Mr. Erickson joined TTEC on September 8, 2020. Based on his limited tenure with the company, we did not compare his 2020 actual compensation against market. However, his actual TDC represents base salary earned in 2020, prorated bonus earned for 2020 performance paid in 2021, a sign-on bonus, a new hire RSU FMV equity grant awarded in 2020, and prorated performance-based shares granted at target achievement under the 2020 long-term incentive.

The mix of base and variable “at risk” compensation for 2020 was as follows and excludes our CEO, mid-year exits and new hires:

CONSIDERATION OF 2020 “SAY-ON-PAY” VOTE

At our 2020 Annual Meeting of Stockholders, 99.77 percent of the votes cast in our stockholder advisory vote approved the compensation of our Named Executive Officers (our “Say-On-Pay” vote). In light of this stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2020 but continued its pay for performance philosophy by putting a substantial portion of executives compensation at risk and aligning executive officers’ interests with value generation for TTEC stockholders.

The Compensation Committee will continue to review best practices in executive compensation and adjust the structure of TTEC executive compensations to be consistent with market trends, our pay-for-performance philosophy, and to make sure that TTEC’s executive compensation aligns the interest of the executive leadership team with the interests of the Company’s stockholders.

The Committee will continue considering the outcome of the stockholders Say-On-Pay votes when making future compensation decisions for our Named Executive Officers.

CONSIDERATION OF 2017 “FREQUENCY ON SAY-ON-PAY” VOTE

At our 2017 Annual Meeting of Stockholders, we asked stockholders to consider how often they wish to vote, on an advisory basis, on the Say-On-Pay matters (the “Frequency of Say-On-Pay” vote). The stockholders decided to hold the advisory vote on executive compensation every three years by a vote of 82.6 percent. In the six years prior to the 2017 Frequency of Say-On-Pay vote, TTEC stockholders approved its executive compensation by an average margin of greater than 95 percent. The stockholders will have their next opportunity to consider how often they wish to vote on matters involving executive compensation as part of the 2023 Annual Meeting of Stockholders.

EXECUTIVE LEADERSHIP TEAM COMPENSATION APPROACH AND STRUCTURE

Our Approach to Executive Leadership Compensation

We structure our executive compensation to attract and retain executive talent who can maximize our performance results. Our compensation program is designed to motivate our executive leadership team to remain focused on delivering superior performance that creates long-term investor value. Our executive compensation program also places significant weight on how our leaders align their conduct with TTEC’s vision, mission, and values as they achieve their personal goals and the Company’s performance goals.

Our Compensation Practices Include:
Pay for Performance. We encourage a results-oriented culture through pay-for-performance compensation, and annually review executive compensation against the Company’s overall performance and its annual goals.
Competitive Compensation Targets. Generally, we target our annual total direct compensation at the 50th percentile of our peer group.
Rigorous Performance Metrics. The Compensation Committee annually reviews and re-sets executive performance targets to assure that they appropriately reflect the goals of the business and are challenging, but achievable.
Stockholder Alignment. Through our compensation practices, we align the interests of our Named Executive Officers, other executive officers and our stockholders to maximize long-term performance goals of the Company.
Affordability of Rewards. We ensure that our rewards are affordable by aligning them to the Company’s results of operation as they compare to our annual business plan.
Significant “at risk” Component. We structure our compensation programs with a significant portion of variable or “at risk” to ensure that actual compensation realized by Named Executive Officers directly and demonstrably links to individual and Company-wide performance.
Share Ownership Guidelines. Our Chief Executive Officer and Chief Financial Officer are expected to hold TTEC equity in the amount of at least 3 times their base compensation; while other members of the executive leadership team, including all Named Executive Officers, are expected to hold equity equal to 1.5 to 2.5 times their base compensation based on their position level.
Restrictive Covenants. Members of our executive leadership team are subject to market appropriate restrictive covenants, effective on separation from TTEC. These restrictive covenants include non-competition, client and employee non-solicitation, and customary non-disclosure obligations.
Individual Accountability. Our compensation program is designed to ensure that our Named Executive Officers remain focused on our company and their group financial goals to build the foundation for our long-term success.
Review of Compensation Peer Group. Our Compensation Committee reviews our executive compensation program against our peer group annually and adjusts, when necessary, to make sure that it remains relevant and appropriate.

Executive Leadership Team Compensation Structure

Generally, we target our annual total direct compensation at the 50th percentile of our peer group. To achieve its overarching objectives, our executive compensation program consists of the following three principal elements:

Compensation Element	Characteristics	Purpose	Philosophy
Base salary	Fixed annual compensation that provides a competitive level of base compensation.	Compensate senior executives for their level of experience and responsibility.	We believe base salary should be competitive.
Annual performance-based cash incentive awards	Variable annual cash compensation opportunity funded based on objective Company performance targets (operating income) and paid based on subjective measures of individual performance.	Motivate and reward senior executives for performance against short-term Company goals.	We believe in providing appropriate incentives to drive the Company’s short-term financial and operational objectives.
Equity awards

Variable equity compensation granted annually, usually, in the form of restricted stock units (RSUs), or stock options or performance-based award opportunities as deemed appropriate.

Our equity incentive program includes two components: one that rewards the prior year’s performance but vests over time, and another that is forward looking and rewards growth of key performance indicators like revenue and operating income over a three-year period. By emphasizing a longer-term view in equity performance incentives, the Company aligns our Executive Officers’ interests with the interests of and value creation for our stockholders.

Motivate and retain senior executives during the multi-year vesting and target periods and focus them on longer term performance objectives by aligning their interests with those of our stockholders through the vesting period.

We believe that annual equity grants that vest over multiple years encourage the executive management team to focus on the long-term stock value appreciation.

We also believe that multi-year performance targets offer important alignment between stockholders’ and executives’ interests over longer-term.

These incentives in the aggregate provide a market competitive equity opportunity.

In addition to these primary components of compensation, our senior executives are also eligible to participate in our general health and welfare programs, 401(k) plan, life insurance program, and other employee benefit programs. Although to be competitive, we pay as perquisites all or a portion of certain Named Executive Officers’ healthcare premiums, we believe that perquisites should be limited in scope and value, and, historically, they have not constituted a significant portion of executive compensation.

OVERSIGHT OF OUR EXECUTIVE COMPENSATION PROGRAM

Role of the Compensation Committee

Our Compensation Committee determines all compensation for members of our executive leadership team, including our Named Executive Officers, on an annual basis. In doing so, the Compensation Committee:

●  Evaluates the compensation received during the year by each executive, and considers the Company’s performance, the individual performance of each executive and his/her skills, experience, and responsibilities to determine if any change in the executive’s compensation is appropriate.

●  Reviews with the Chief Executive Officer the performance of the other Named Executive Officers.

●  Reviews peer group data and the advice of the compensation consultant as a measure of the competitive market for executive talent in our industry.

●  Considers the executive’s contribution to the Company’s overall operating effectiveness, strategic success, and profitability, and considers the quality of the executive’s decision-making.

●  Considers the executive’s role in developing and maintaining key client relationships.

●  Considers the Company’s financial results for the year and how the executive contributed to these results but does not adhere to strict formulas to determine the mix of base salary, equity grants and cash incentives.

●  Evaluates the level of responsibility, scope and complexity of such executive’s position relative to other Company executives.

●  Determines the composition and amount of compensation for each Named Executive Officer and uses its subjective judgment in determining the amount of each compensation element in order to retain and motivate current executives.

●  Assesses the executive’s leadership growth and management development over the past year.

The Compensation Committee utilizes these subjective factors because it believes they are critical to increasing stockholder value. These factors are not quantified or weighted for importance, and the Compensation Committee’s use of these factors is tied directly to the individual role and the responsibilities of each executive officer. For example, greater weight may be given to the role of developing and maintaining key client relationships for the Chief Revenue Officer due to her responsibilities for overseeing sales operations, while greater weight will be given to contribution to our overall operating effectiveness, strategic success and profitability, and completion of strategic projects, among other factors, for the Chief Financial Officer, given her responsibilities relating to our financial performance and growth.

Funding for performance-based cash incentives and our equity grants are based on objective Company performance targets set at the beginning of each year. As a result, there is uncertainty with respect to the achievement of these funding targets at the time they are set. The Compensation Committee has the authority to modify the funding for these variable incentives, in its sole discretion, when material changes in the business warrant it.

Our ability to achieve the funding target is heavily dependent not only on factors within our control, but also on current economic conditions, foreign exchange rate movements, weather events, and other performance variables outside of our control. In measuring our performance against pre-determined performance targets, the Compensation Committee may make (and over the years has made) adjustments to these targets for items outside of the executive leadership team’s control.

In addition to its discretion with respect to the performance-based cash incentives and equity grants, during those years in which our actual performance resulted in a lower than anticipated level of funding for the variable incentives, the Compensation Committee may from time to time determine that funding should be provided outside of the objective Company performance criteria to fund discretionary bonuses and equity awards to retain or to reward executive officers for their exceptional individual contribution (measured on a subjective basis). Although the Compensation Committee has this discretion, it utilizes it infrequently to maintain the integrity of the Company’s compensation structure and philosophy.

How We Use Compensation Consultants

From time to time, and as needed, the Compensation Committee retains services of compensation consultants, law firms, and other professional advisors to act as independent advisors to the Compensation Committee. In selecting its consultants, the Compensation Committee takes measures to assure that no member of our Board or any Named Executive Officer has any affiliations with such consultants. The Compensation Committee requires that all of its consultants provide it with annual certification of their independence.

In 2020, the Compensation Committee utilized the services of Compensia, Inc., through October 2020.

In November 2020, the Compensation Committee selected Meridian Compensation Partners, LLC (Meridian), an executive compensation consulting firm, as the new Compensation Committee independent advisor. The Committee did not use services of other advisors in 2020, but they were available to the Committee as directed by the Committee chair.

Meridian

At least every other year, Meridian will provide the Compensation Committee with independent compensation advice on various aspects of executive compensation, including:

●  A periodic review of our compensation practices, trends and philosophy;

●  A competitive assessment of our executive compensation levels and pay-for-performance linkage;

●  An analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group;

●  A review of our equity award and cash incentive programs;

●  A review of our compensation practices compared to peer group companies and current trends related to executive employment agreements; and

●  Assistance in developing recommendations for compensation for our executive officers, including our Named Executive Officers.

Meridian takes its direction solely from, and provides reports to, the Compensation Committee, or to members of our in-house human capital department at the direction and on behalf of the Compensation Committee. All costs of Meridian’s services are paid by the Company at the direction of the Compensation Committee chair. Although Meridian provides recommendations on the structure of our compensation programs, Meridian does not determine the amount or form of compensation for any of our Named Executive Officers. From time to time, Meridian may also provide advice to the Company, with knowledge and consent of the Compensation Committee.

In those years when Meridian is not utilized by the Compensation Committee of our Board, similar compensation analysis is performed by members of our in-house human capital department who have special expertise in executive compensation.

How We Use Peer Group, Survey, and Benchmark Data

Each year, the Compensation Committee reviews the competitiveness of our compensation program against our peer group and market benchmarks. The Compensation Committee, with the assistance of Meridian, identified a new peer group of companies. TTEC’s current peer group includes:

● 8x8 ● Amdocs Limited ● Avaya Holdings ● Black Knight, Inc. ● CSG Systems International ● EPAM Systems, Inc. ● ExlService Holdings, Inc. ● Five9	● Genpact, LTD ● ManTech International Corporation ● Open Text Corporation ● Sabre Corporation ● Sykes Enterprises, Inc. ● Tyler Technologies, Inc. ● Unisys Corporation ● Virtusa Corporation

The Compensation Committee selected this peer group because the companies in the group are in the same or similar industries, compete with us for executive talent, follow similar compensation models and are of a similar size. The Compensation Committee reviewed the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing market and to confirm proper levels of compensation for our Named Executive Officers.

This peer group data for executive officers performing the same or similar roles is one factor the Compensation Committee uses in establishing Named Executive Officer base salaries, and performance-based cash incentive and equity grants, and in otherwise determining the overall mix of equity grants, cash incentives and base salaries for executive compensation. The Compensation Committee does not adhere to strict formulas, benchmarking in its review of this peer group data to determine the mix of our executive’s compensation elements. The peer group data is instructive, but it is neither binding nor a dispositive factor in how the Compensation Committee makes its compensation decisions for the Company.

CEO COMPENSATION

Mr. Tuchman, our Chief Executive Officer, beneficially owns approximately 59.8 percent of the Company. His interest in the Company’s performance, therefore, is very closely and personally aligned with that of our other stockholders. At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 for 2020. Mr. Tuchman’s salary has remained at this level since 2012. Under Mr. Tuchman’s employment agreement, he does not participate in our variable compensation plans. Accordingly, the Compensation Committee did not award any cash incentives or equity grants to Mr. Tuchman.

2020 BASE SALARY COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee analyzed benchmarks for competitive base salaries using the peer group as the guide for the executive leadership team’s base salaries.

In February 2021, the Committee determined that the base salaries for the Named Executive Officers were appropriate, with the exception of Mr. Tuchman’s base salary, which has been set at $1 based on Mr. Tuchman’s request. Base salaries for our Named Executive Officers during 2019, 2020 and as of this filing for 2021 have been as follows:

Executive	Base Salary			Considerations for Base Salary Determination
	2021	2020	2019
Kenneth D. Tuchman	$1	$1	$1	At Mr. Tuchman’s request, his annual salary is $1.
Martin F. DeGhetto [1]	–	$425,000	$425,000	N/A.
Richard Sean Erickson [2]	$350,000	$350,000	–	Based on the role, scope of responsibilities, and market benchmarks.
Judi A. Hand	$400,000	$400,000	$400,000	Based on the role, scope of responsibilities, and market benchmarks for the senior executive in charge of sales.
Margaret B. McLean	$375,000	$375,000	$375,000	Based on the role, scope of responsibilities, and market benchmarks.
Regina M. Paolillo	$425,000	$425,000	$425,000	Based on complexity of the role and market benchmarks.

[1]	Mr. DeGhetto retired from the Company in November 2020.
[2]	Mr. Erickson joined TTEC on September 8, 2020.

PERFORMANCE-BASED CASH INCENTIVE AWARDS

Performance-Based Cash Incentives Funding Criteria

The Compensation Committee of the Board resets the variable cash incentive award funding targets at the beginning of each year. In 2020, the Compensation Committee selected operating income targets in setting our variable incentive funding because this target was consistent with the Company’s long-term growth objectives and aligned the interests of management with the interests of our stockholders. As part of its compensation philosophy, the Compensation Committee sets reasonable stretch targets that are difficult to achieve, but which it believes are achievable.

Performance-Based Cash Award Funding and Operating Income Results for 2019 Performance

With respect to cash incentives paid in 2019 and 2020 related to 2019 performance, the Compensation Committee of our Board approved the funding of $26.5 million based on performance results against the 2019 operating income targets as reflected in the table below. The bonus pool funding of $26.5 million represents 100 percent based on the annual operating income targets.

The adjustments that the Compensation Committee made to 2019 results of operations for purposes of determining 2019 cash incentive awards were due to foreign exchange (“FX”) fluctuations, which accounted for variance between FX rates used to set 2019 targets and the actual 2019 FX rates, expenses related to acquisitions incurred in 2019, and expenses related to a certain secondary offering of TTEC securities by its controlling shareholder. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

The adjusted 2019 operating income results measured against the targets were as follows:

Performance-Based Cash Incentive Funding Metrics	2019 Target	2019 Performance	Adjusted 2019 Performance	Total Performance-Based Cash Award Funding for 2019 Performance
Operating Income	$161.5 million	$158.2 million	$164.1 million	$26.5 million

Performance-Based Cash Award Funding and Operating Income Results for 2020 Performance

With respect to cash incentives paid in 2021 related to 2020 performance, the Compensation Committee of our Board approved the funding of $29.4 million based on performance results against the 2020 operating income targets as reflected in the table below. Based on the Company achievement of operating income targets, Management recommended, and the Compensation Committee of the Board agreed to provide incremental funding to the 2020 bonus pool. The bonus pool for 2020 performance funded at 164 percent or $29.4 million.

With respect to cash incentives paid to the Named Executive Officers, the Compensation Committee approved awards of $2.8 million based on their performance against 2020 operating income targets. The paid incentives of $2.8 million comprised of bonuses paid in the first quarter of 2021 for 2020 performance.

For purposes of determining the cash incentive funding for 2020 performance, the Compensation Committee made adjustments to 2020 results of operations due to foreign exchange fluctuations, which account for variance between FX rates used to set 2020 targets and the actual 2020 FX rates. The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team.

The adjusted 2020 operating income results measured against the targets were as follows:

Performance-Based Cash Incentive Funding Metrics	2020 Target	2020 Performance	Adjusted 2020 Performance	Total Performance-Based Cash Award Funding for 2020 Performance
Operating Income	$174.9 million	$237.5 million	$238.8 million	$29.4 million

Individual Performance Targets and Awards for Performance-Based Cash Incentives

If and when any cash incentives are available, based on the overall performance of the Company, how the funds are allocated to each Named Executive Officer is determined by the Compensation Committee, at its discretion, based on the recommendation of the Chief Executive Officer, and based on the Compensation Committee’s view of the executive’s contribution to the execution of the Company’s strategic priorities as set forth below:

Strategic Priorities	Performance Objectives

●  Execute against our go to market strategy.

●  Maintain our market share in our key markets, with our key clients, in our offerings.

●  Deliver innovative solutions in emerging digital CX technology and services.

●  Optimize how we do business (people, technology and facilities).

●  Attract and retain the best CX talent.

●   Sign new business and grow revenue.

●   Improved year-over-year operating income and free cash flow

●   Increase client satisfaction and retention.

●   Increase employee satisfaction and retention.

●   Improve overhead efficiency.

Under the TTEC pay-for-performance philosophy there is a clear correlation between the Company’s financial results of operations and the amount of the cash incentives payable to individual executives under the variable cash incentive plan, once the minimum target levels of financial performance necessary to fund the plan, as determined by the Compensation Committee, are achieved by the Company. The Compensation Committee of the Board has discretion, however, to adjust cash incentives based on special circumstances and performance milestones that may not have translated into financial performance of a business segment or a function in a given year; yet positioned the Company for material gains in the future; or reduce such incentives if an executive failed to meet specific goals.

Our cash incentives provide for the adjustment or recovery of amounts paid to a Named Executive Officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

Cash Incentives Paid in 2019 and 2020 With Respect to 2019 Performance

In 2019 and 2020, the Compensation Committee awarded cash incentives to the Named Executive Officers for 2019 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2019 for 2019 Performance	Cash Incentives Paid in 2020 for 2019 Performance	Total Incentive Paid for 2019 Performance	Basis for Cash Incentive Award
	Target	Actual	Actual
Kenneth D. Tuchman	0% [1]	–	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Martin F. DeGhetto	Up to 100%	$258,806	$394,285	$653,091	Based on Mr. DeGhetto’s contribution to TTEC’s achievement of 2019 performance targets as well as performance against segment targets.
Richard Sean Erickson	60% [2]	–	–	–	N/A
Judi A. Hand	Up to 100%	$245,230	$379,530	$624,760	Based on Ms. Hand’s contribution to TTEC’s achievement of 2019 performance targets, including year-over-year increase in bookings.
Margaret B. McLean	76%	$172,500	$292,500	$465,000	Based on Ms. McLean’s contribution to TTEC’s achievement of 2019 performance targets.
Regina M. Paolillo	Up to 100%	$258,806	$400,383	$659,189	Based on Ms. Paolillo’s contribution to TTEC achievement of 2019 performance targets, including significant contribution to strategy execution.

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.
[2]	Due to Mr. Erickson’s hire date of September 8, 2020, he was not eligible to participate in the 2019 performance-based cash incentive plan.

Cash Incentives Paid in 2021 With Respect to 2020 Performance

Due to COVID-19, the Company made a decision for the 2020 performance year to eliminate the mid-year cash incentive payouts and instead pay full-year cash incentives once 2020 financials were finalized.

The Compensation Committee awarded cash incentives to the Named Executive Officers for 2020 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2020 for 2020 Performance	Cash Incentives Paid in 2021 for 2020 Performance	Total Incentive Paid for 2020 Performance	Basis for Cash Incentive Award
	Target	Actual	Actual
Kenneth D. Tuchman	0% [1]	–	–	–	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Martin F. DeGhetto	Up to 100%	–	$354,167	$354,167	In connection with Mr. DeGhetto’s retirement, Mr. DeGhetto was entitled to a prorated bonus for his service during 2020.
Richard Sean Erickson	60%	–	$155,000	$155,000	Based on Mr. Erickson’s contribution to the Company’s achievement of 2020 TTEC Engage performance targets.
Judi A. Hand	Up to 100%	–	$800,000	$800,000	Based on Ms. Hand’s contribution to TTEC’s achievement of 2020 performance targets, including year-over-year increase in bookings.
Margaret B. McLean	76%	–	$487,350	$487,350	Based on Ms. McLean’s contribution to TTEC’s achievement of its 2020 performance targets and contributions to the execution of TTEC’s risk mitigation objectives.
Regina M. Paolillo	Up to 100%	–	$1,000,000	$1,000,000	Based on Ms. Paolillo’s contribution to TTEC achievement of 2020 performance targets, including significant contribution to strategy execution.

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

2020 Equity Grants

Annual Grants

In 2020, the Compensation Committee considered annual equity awards aligned to the Company’s 2019 performance, peer company benchmarks and each individual Named Executive Officer’s performance. Based on this review, and the equity compensation pool based on the Company’s 2019 performance against financial targets, the Compensation Committee approved restricted stock unit (RSU) grants to Named Executive Officers, Ms. Hand, Ms. McLean, and Ms. Paolillo (see table below).

Generally, the primary characteristics of TTEC annual RSUs granted to Executives are:

●  Annual RSU grants vest in four-year increments with 25 percent of the award vesting on each of the award anniversary dates.

●  Executive officers must remain employed by the Company through the vesting date for each portion of the grant to vest.

●  The awards are structured to have a strong retention value and align executives’ interests to stockholders’ interests over a longer term.

●  RSUs provide a long-term incentive to balance shorter-term incentives provided by cash awards and base salaries.

●  Vesting of RSUs may be affected by a change of control, as discussed below under “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

Named Executive Officer	2020 FMV RSU Annual Grant	2020 RSU Shares Granted	Considerations for 2020 Determination
Kenneth D. Tuchman [1]	$0	0 Shares	Under Mr. Tuchman’s employment agreement, he does not participate in this program.
Martin F. DeGhetto	–	–	Mr. DeGhetto was not awarded an annual equity grant in 2020.
Richard Sean Erickson	–	–	Due to Mr. Erickson’s hire date in September of 2020, he was not eligible to receive an annual equity grant for performance year 2019. However, he did receive a new hire grant as detailed in the Grants of Plan Based Awards.
Judi A. Hand	$709,846	15,305 Shares	Ms. Hand’s annual equity grant made in 2020 is based on her contribution and execution of established performance goals for performance year 2019.
Margaret B. McLean	$324,985	7,007 Shares	Ms. McLean’s annual equity grant made in 2020 is based on execution of established performance goals for performance year 2019.
Regina M. Paolillo	$874,634	18,858 Shares	Ms. Paolillo’s annual equity grant made in 2020 is based on her contribution and execution of established performance goals for performance year 2019.

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

Annual RSU grants for 2021 related to performance year 2020 for both Company and personal performance, have not yet been determined for the Named Executive Officers.

Long-Term Incentive Plans

In 2019, we restructured our equity compensation program for our Executive Officers. We introduced a long-term equity incentive opportunity based on the Company’s performance over a three-year period and bifurcated the previously available incentive opportunity that was based on annual performance metrics and vested over time. By emphasizing long-term growth objectives for Executive Officers’ compensation purposes, we continue to align their interests with the interests of our stockholders. The transition from the annual performance-based to multi-year performance-based equity incentive program will be fully implemented 2019 thru 2021.

The Compensation Committee adopted a three-year long-term incentive program (the “LTIP”). Grants made under this LTIP program in 2019 and 2020 were designed to be transitional with shorter measurement periods; while the grants in 2021 are based on the entire three-year measurement period. Because of the transitional nature of 2019 and 2020 programs, eligible senior executives will have a catch-up opportunity, if the Company’s performance in an individual measurement period is below an agreed threshold but meets or exceeds the threshold amount for the final measurement period.

The LTIP program provides select senior executives with an incentive opportunity in addition to TTEC’s regular annual equity grant; provided, however, that starting in 2019, the annual equity grant opportunity for each senior executive who participates in LTIP was bifurcated by 50 percent and supplemented with the LTIP target equal to the same amount, but with over performance opportunity of up to 200 percent.

2019 Long-Term Incentive Plan

The 2019 LTIP was designed to provide equity awards to select senior executives for achieving post-bonus Operating Income targets for three measurement periods -- fiscal years 2019, 2020 and 2021, with one-third of the total award opportunity aligned to each measurement period. Each senior executive who is eligible to participate in the 2019 LTIP was provided the opportunity to receive an equity award valued from 0 percent to 200 percent of the respective award target, depending on the post-bonus Operating Income performance of the Company during each of the three measurement periods. If earned, the equity awards are structured to be issued in March of the year following the measurement period year, with vesting at the time of the grant.

The performance criteria for the 2019 LTIP is aligned with an average 10 percent annual growth rate in the Company’s post-bonus Operating Income over the combined 2019-2021 period.

Post-Bonus Operating Income Targets
(amounts in millions)
2019		2020		2021		Award Opportunity
Post-Bonus Operating Income	CAGR	Post-Bonus Operating Income	CAGR	Post-Bonus Operating Income	CAGR
$117.50	10.70%	$122.50	7.45%	$127.50	6.32%	Threshold – 50%
$120.50	13.60%	$125.00	8.54%	$130.00	7.01%	Target – 100%
$123.00	15.90%	$128.00	9.84%	$133.00	7.82%	Above Target – 150%
$126.00	18.80%	$134.00	12.38%	$141.20	10.00%	Max Target – 200%

With respect to the 2020 measurement period, senior executives earned 200 percent of their targets. In determining the Company’s 2020 LTIP funding, the only adjustment the Compensation Committee considered was for foreign exchange fluctuations (the variance between foreign exchange rate estimates used to set 2020 performance targets and the actual 2020 foreign exchange rates). The Compensation Committee determined that such adjustments were appropriate because these events were outside of direct control of the Company and the management team and could not have been reasonably anticipated by them.

Based on the Company’s 2020 adjusted post-bonus Operating Income and the terms of 2019 LTIP, the Compensation Committee approved $716 thousand in funding to our Named Executive Officers.

The 2020 post-bonus Operating Income results measured against the targets set for the 2020 measurement period were as follows:

Performance-Based Cash Incentive Funding Metrics	2020 Target	2020 Performance	Adjusted 2020 Performance	Total Performance-Based Cash Award Funding for 2020 Performance
Post-Bonus Operating Income	$125.0 million	$210.3 million	$211.6 million	$1.1 million

Named Executive Officer	2021 FMV RSU Grant Earned for 2020 Performance Measurement Period Two	2021 RSU Grant Earned for 2020 Performance Measurement Period Two	Considerations for Determination
Kenneth D. Tuchman [1]	-	-	Mr. Tuchman does not participate in this program.
Martin F. DeGhetto [2]	-	-	N/A
Richard Sean Erickson [3]	-	-	N/A
Judi A. Hand	$266,681	3,153 Shares	The grant issued March 2021 is based on over achievement to pre-established post-bonus Operating Income targets for performance year 2020.
Margaret B. McLean	$116,636	1,379 Shares	The grant issued March 2021 is based on over achievement to pre-established post-bonus Operating Income targets for performance year 2020.
Regina M. Paolillo	$333,330	3,941 Shares	The grant issued March 2021 is based on over achievement to pre-established post-bonus Operating Income targets for performance year 2020.

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

[2]	Mr. DeGhetto retired in November 2020, all of his unvested awards under the 2019 long-term incentive plan were forfeited.

[3]	Due to Mr. Erickson’s hire date in September 2020, he was not eligible to participate in the 2019 long-term incentive plan.

2020 Long-Term Incentive Plan

In February of 2020, the Compensation Committee approved performance targets for 2020 LTIP award as follows: Revenue and post-bonus Operating Income with each performance target weighted 50 percent. The 2020 LTIP includes two measurement periods -- fiscal years 2021 and 2022, with one-half of the total award opportunity aligned to each measurement period.

Each senior executive eligible to participate in 2020 LTIP may earn between 0 percent to 200 percent of the award target, based on the Revenue and post-bonus Operating Income performance of the Company during each measurement period.

The performance criteria for the 2020 LTIP are aligned with an average 10 percent annual growth rate in the Company’s Revenue, compared to 2019, and with Operating Income expanding at a premium over the Revenue growth rate, at a 13.5 percent annual growth rate in Operating Income, over the combined 2020-2022 period.

Revenue Targets				Post-Bonus Operating Income Targets				Award Opportunity
(amounts in millions)				(amounts in millions)
2021	CAGR	2022	CAGR	2021	CAGR	2022	CAGR
$1,829.50	5.5%	$1,930.10	5.5%	$147.90	7.0%	$158.30	7.0%	Threshold – 50%
$1,864.30	6.5%	$1,985.50	6.5%	$152.10	8.5%	$165.00	8.5%	Target – 100%
$1,917.20	8.0%	$2,070.60	8.0%	$157.80	10.5%	$174.30	10.5%	Above Target – 150%
$1,988.90	10.0%	$2,187.80	10.0%	$166.40	13.5%	$188.90	13.5%	Max Target – 200%

Named Executive Officer	Total 2020 FMV Performance-Based Equity Grant Opportunity
Kenneth D. Tuchman [1]	$0
Martin F. DeGhetto	n/a
Richard Sean Erickson [2]	$97,470
Judi A. Hand	$400,000
Margaret B. McLean	$175,000
Regina M. Paolillo	$500,000

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

[2]	Mr. Erickson received a prorated performance-based equity grant based on his hire date in 2020.

2021 Long-Term Incentive Plan

In March of 2021, the Compensation Committee approved performance metrics of Revenue and post-bonus Operating Income for the 2021 LTIP award. Each performance metric is weighted 50 percent. The 2021 LTIP has one measurement period – end of fiscal year 2023 (three-year measurement period).

Each senior executive eligible to participate in the 2021 LTIP may earn between 0 percent to 200 percent of the award target, based on the Revenue and post-bonus Operating Income performance of the Company during the measurement period.

Under the 2021 LTIP, the performance criteria is aligned with an average 10 percent annual growth rate in the Company’s Revenue and 10 percent annual growth rate in Operating Income, compared to 2020 financial results, over the three-year measurement period (2021-2023).

Revenue Targets		Post-Bonus Operating Income Targets		Award Opportunity
(amounts in millions)		(amounts in millions)
2023	CAGR	2023	CAGR
$2,256.21	5.0%	$244.95	5.0%	Threshold – 50%
$2,354.29	6.5%	$255.60	6.5%	Target – 100%
$2,455.18	8.0%	$266.56	8.0%	Above Target – 150%
$2,594.12	10.0%	$281.64	10.0%	Max Target – 200%

Named Executive Officer	Total 2021 FMV Performance-Based Equity Grant Opportunity
Kenneth D. Tuchman [1]	$0
Richard Sean Erickson	$105,000
Judi A. Hand	$400,000
Margaret B. McLean	$175,000
Regina M. Paolillo	$500,000

[1]	As noted elsewhere in these Proxy materials, at Mr. Tuchman’s request, he does not participate in this program.

Employment Agreements

As a matter of policy, the Company does not enter into employment agreements, except in circumstances when required to do so by law or in special circumstances when management believes that such agreements are necessary to attract an executive or retain an executive in highly competitive market conditions. The Compensation Committee reviews, but is not required to approve, employment agreements with senior executive officers, except our Chief Executive Officer and Chief Financial Officer. The primary terms of our employment arrangement with Named Executive Officers are summarized below.

Tuchman Agreement

●	TTEC entered into an employment agreement with Mr. Tuchman in 2001.

●	Base Salary and Incentives. Pursuant to the terms of the agreement, Mr. Tuchman is entitled to base salary, annual cash, and equity incentives. But beginning in 2012, Mr. Tuchman requested that the Compensation Committee limit his base compensation to $1 and awarded him no annual cash or equity incentives.

●	Benefits. Mr. Tuchman and members of his family are entitled to participate in all TTEC employee benefits at the Company’s expense.

●	Life Insurance. The Company agreed to provide Mr. Tuchman with a $4 million term life insurance policy, premiums fully paid by the Company. The policy and its proceeds are owned by Mr. Tuchman and may continue post termination of employment, subject to Mr. Tuchman paying all the premiums.

●	Severance. Subject to customary releases, Mr. Tuchman is entitled to severance in the amount of 24 months of base pay, if he is terminated without cause or terminates his employment for “good reason.”

●	Change in Control Provisions. The employment agreement includes change in control provisions that result in accelerated vesting of all unvested equity awarded to Mr. Tuchman, subject to certain conditions that have been superseded by change in control provisions of specific equity grant documents (see, “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.” section of the Proxy Statement).

●	Non-Disparagement. The agreement provides that on separation of affiliation, whatever the reason, TTEC will refrain from any comments regarding Mr. Tuchman and his affiliation with TTEC. A breach of this provision provides for a $200,000 liquidated damages payment. Mr. Tuchman is similarly precluded from making disparaging comments about the Company.

Paolillo Agreement

●	TTEC entered into an amended and restated employment agreement with Ms. Paolillo in 2018, to replace her prior 2011 employment arrangement.

●	Base Salary. Pursuant to the terms of the agreement, Ms. Paolillo is entitled to receive base salary of $425,000 amended from time to time at the Company’s discretion.

●	Annual Cash Incentives. Ms. Paolillo is eligible to participate in the Company’s annual variable incentive plan up to 100 percent of Base Salary. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. Paolillo’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and her individual performance.

●	Equity Grants. Eligible to participate in the Company’s annual equity grant with an opportunity of up to $1 million (“Equity Grant Opportunity”). The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall, the performance of TTEC’s enterprise services organization for which Ms. Paolillo is responsible, and her individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the Equity Grant Opportunity. The original equity opportunity, now of up to $500,000, remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $500,000 is based on a three-year performance target.

●	Benefits. Ms. Paolillo is entitled to participate in all customary benefits provided, however, that the Company will pay premiums for her $4 million life insurance policy for the duration of employment with the Company.

●	Severance. Subject to customary releases, Ms. Paolillo is entitled to severance in the amount of 18 months of Base Salary and 12 months benefits continuation, if she is terminated without cause.

●	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

Hand Agreement

●	TTEC entered into an amended and restated employment agreement with Ms. Hand in 2018, to replace her prior employment arrangement from 2016.

●	Base Salary. Ms. Hand is entitled to receive a base salary of $400,000 amended from time to time at the Company’s discretion.

●	Annual Cash Incentives. Ms. Hand is eligible to participate in the Company’s annual variable incentive plan with an opportunity up to $400,000. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. Hand’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business, sales performance, and her individual performance.

●	Equity Grants. Ms. Hand is eligible to participate in the Company’s annual equity grant with an opportunity of up to $800,000. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall, the performance of the business function for which Ms. Hand is responsible, and Ms. Hand’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the Equity Grant Opportunity. The original equity opportunity, now of up to $400,000 remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $400,000 is based on a three-year performance target.

●	Benefits. Ms. Hand is entitled to participate in all customary benefits. In addition, Ms. Hand is also eligible to participate in the Company’s annual executive physical program and the Company will pay premiums on her $4 million life insurance policy.

●	Severance. Subject to customary releases, Ms. Hand is entitled to severance in the amount of 18 months of Base Salary and 12 months benefit continuation, if she is terminated without cause.

●	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

McLean Agreement

●	TTEC entered into an amended and restated employment agreement with Ms. McLean in 2018, to replace her prior employment arrangement from 2016.

●	Base Salary. Ms. McLean is entitled to receive a base salary of $375,000 amended from time to time at the Company’s discretion.

●	Annual Cash Incentives. Ms. McLean is eligible to participate in the Company’s annual variable incentive plan with an opportunity up to $285,000. The opportunity is tied to the annual targets and goals of the business as set by the CEO and the Company’s Board of Directors. Ms. McLean’s annual award, if any, will be based on a combination of metrics tied to the overall results of the business and her individual performance.

●	Equity Grants. Ms. McLean is eligible to participate in the Company’s annual equity grant with an opportunity of up to $350,000. The actual amount of the annual equity grant to be awarded is discretionary and not guaranteed, and is based on TTEC’s performance overall and Ms. McLean’s individual performance against targets set by the Company’s Board of Directors annually. The Board of Directors has discretion to modify the structure of this equity grant opportunity provided that the overall benefit is not materially impacted. In 2019, the Compensation Committee of the Board restructured this equity grant opportunity into two separate opportunities, each with a target award equal to 50 percent of the original equity opportunity. The original equity opportunity, now of up to $175,000, remained unchanged, while the new long-term equity incentive opportunity of 0 percent to 200 percent of the remaining $175,000 is based on a three-year performance target.

●	Benefits. Ms. McLean is entitled to participate in all customary benefits.

●	Severance. Subject to customary releases, Ms. McLean is entitled to severance in the amount of 18 months of Base Salary and 12 months benefit continuation, if she is terminated without cause.

●	Change in Control Provision. The agreement provides for change in control benefit equal to 2.5x of her Base Salary, 12 months of continuation of benefits, provided the executive is terminated without cause during three months prior to and 24 months following such change in control event and acceleration of vesting for all equity grants held at the time of such termination.

Provisions in our Named Executive Officers’ employment agreements relating to severance, termination and change in control are discussed in greater detail in the section below entitled “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

COMPENSATION RISK ASSESSMENT

As discussed above under the heading “Board Risk Oversight,” we conduct an annual assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review, and discussion, we believe that our compensation policies and practices do not create unreasonable risk to the business.

TAX CONSIDERATIONS

Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A of the Code. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause any nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, Section 409A. We did so because we provide certain executives, including our Named Executive Officers, with the opportunity to contribute up to 75 percent of their salaries or cash incentives to a deferred compensation plan. We do not provide deferred compensation to the Named Executive Officers in excess of their individual contributions.

ACCOUNTING CONSIDERATIONS

The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the Named Executive Officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table Paid in 2020

The following table sets forth the compensation for the services in all capacities to us and our subsidiary companies paid for the years ended December 31, 2020, 2019, and 2018 to our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) [1]	Stock Awards ($) [2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [4]	All Other Compensation ($) [5]	Total ($)
Kenneth D. Tuchman (Chief Executive Officer)	2020	1	–	–	–	–	633,441	57,047	690,489
	2019	1	–	–	–	–	534,289	90,779	625,069
	2018	1	–	–	–	–	–	70,330	70,331
Martin F. DeGhetto (Former Executive Vice President, Customer Growth, and Customer Management Services)	2020	434,808[6]	–	333,336	–	394,285	8,137	28,132	1,198,698
	2019	425,000	–	–	–	258,806	9,573	35,865	729,244
	2018	416,346	–	669,551	–	198,836	–	33,856	1,318,589
Richard Sean Erickson (Senior Vice President & Global Head of Engage)	2020	99,615	50,000	697,452	–	–	–	119	847,186
	2019	–	–	–	–	–	–	–	–
	2018	–	–	–	–	–	–	–	–
Judi A. Hand (Executive Vice President, Chief Revenue Officer)	2020	400,000	–	1,376,517	–	379,530	–	22,922	2,178,969
	2019	400,000	–	–	–	245,230	–	26,323	671,553
	2018	400,000	–	666,738	–	220,358	–	31,878	1,318,974
Margaret B. McLean (Senior Vice President, General Counsel and Chief Risk Officer)	2020	375,000	–	716,646	–	292,500	–	4,524	1,388,670
	2019	375,000	–	–	–	172,500	–	8,274	555,774
	2018	369,981	–	312,083	–	155,000	–	6,520	843,584
Regina M. Paolillo (Executive Vice President, Chief Administrative and Financial Officer)	2020	425,000	–	1,707,973	–	400,383	1,432,059	10,382	3,975,797
	2019	425,000	–	–	–	258,806	1,190,754	17,086	1,891,646
	2018	416,346	400,000	686,783	–	242,042	–	15,810	1,760,981

[1]	Amounts are discretionary cash bonus payments and sign-on bonus payments outside of the discretionary performance-based cash incentive awards that are not subject to pre-established and communicated performance measures.

[2]	Amounts were calculated pursuant the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted. For performance-based equity granted but not yet earned under the 2020 long-term incentive plan, we calculated the fair value based on the closing price of common stock on date of grant multiplied by the number of target shares granted.

[3]	The amounts summarized include payments made in 2020 for the discretionary 2019 performance-based cash incentive awards under our Variable Incentive Plan (VIP).

The payments paid in calendar year 2020 were made in the first quarter of 2020 based on 2019’s full-year performance (specifically described in the section entitled “Performance-Based Cash Incentive Award” under “Cash Incentives Paid in 2019 and 2020 With Respect to 2019 Performance”). Due to COVID-19, the Company made the decision for performance year 2020 to eliminate mid-year cash incentive payments, typically paid in the third quarter of 2020, and instead pay full-year cash incentives in 2021 once 2020 financials were finalized (specifically described in the section entitled “2020 Performance-Based Cash Incentive Award” under the “Cash Incentives Paid in 2020 and 2021 With Respect to 2020 Performance”).

[4]	Amounts are summarized below in the section entitled “Nonqualified Deferred Compensation Table.” Pursuant to Instruction 3 to Item 402(c)(viii) of Regulation S-K, negative amounts are disclosed in the Nonqualified Deferred Compensation table are excluded from the Summary Compensation Table. Under the deferred compensation plan, the Company does not match employee contributions. The amounts summarized represent performance on employee’s invested funds.

[5]	Amounts are summarized below under the heading “All Other Compensation Table.”

[6]	Includes base salary earned during Mr. DeGhetto’s 2020 tenure as well as salary continuation under Mr. DeGhetto’s retirement/employment agreement.

The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the RSU awards granted in 2019, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2019. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($) [1]	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings or Losses in Last Fiscal Year ($) [2]	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) [3]
Kenneth D. Tuchman	–	–	633,441	–	3,594,492
Martin F. DeGhetto	–	–	8,137	(4,802)	51,506
Richard Sean Erickson	–	–	–	–	–
Judi A. Hand	–	–	–	–	–
Margaret B. McLean	–	–	–	–	–
Regina M. Paolillo	131,670	–	1,432,059	–	6,690,439

[1]	Amounts set forth in this column are included in “Salary,” “Bonus” and/or “Non-Equity Incentive Plan” compensation columns of the Summary Compensation Table above for the Named Executive Officers.

[2]	Amounts set forth in this column are included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column but are not included in the Summary Compensation Table above for the Named Executive Officers.

[3]	Amounts set forth in this column were reported as compensation to the Named Executive Officers in the Summary Compensation Table for 2020 and previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the Named Executive Officers during 2020:

Perquisite	Mr. Tuchman	Mr. DeGhetto	Mr. Erickson	Ms. Hand	Ms. McLean	Ms. Paolillo
Use of Aircraft	–	–	–	–	–	–
Automobile	$33,952	–	–	–	–	–
Executive Health/Dental/Vision Premiums	$21,907	$23,789	–	$19,148	–	$7,155
Group Term/Executive Life Premiums	$1,188	$1,005	$119	$774	$774	$1,188
Deferred Death Benefit	–	–	–	–	–	–
401(k) Plan Matching Contributions	–	$3,338	–	$3,000	$3,750	$2,039
Total	$57,047	$28,132	$119	$22,922	$4,524	$10,382

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in this “Grants of Plan-Based Awards” table refers to discretionary performance-based cash incentive award payments. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis.” The following table sets forth information about the discretionary performance-based cash incentive awards or discretionary cash bonuses for the Named Executive Officers in 2020, the equity award opportunity under the 2020 long-term compensation plan and the RSU stock awards to each Named Executive Officer during 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock Or Units (#) [3]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) [4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kenneth D. Tuchman	–	–	–	–	–	–	–	–	–	–	–
Martin F. DeGhetto	–	–	425,000	–	–	–	–	–	–	–	–
	03/06/2020	–	–	–	–	–	–	8,176	–	40.77	333,336
Richard Sean Erickson	–	–	210,000	–	–	–	–	–	–	–	–
	09/08/2020	–	–	–	900	1,800	3,600	–	–	–	97,470
	09/08/2020	–	–	–	–	–	–	11,080	–	54.15	599,982
Judi A. Hand	–	–	400,000	–	–	–	–	–	–	–	–
	–	133,334	266,667	533,332	–	–	–	–	–	–	–
	03/06/2020	–	–	–	–	–	–	6,541	–	40.77	266,677
	03/06/2020	–	–	–	4,906	9,811	19,622	–	–	–	399,994
	07/01/2020	–	–	–	–	–	–	15,305	–	46.38	709,846

Margaret B. McLean	–	–	285,000	–	–	–	–	–	–	–	–
	–	58,333	116,667	233,334	–	–	–	–	–	–	–
	03/04/2020	–	–	–	–	–	–	2,446	–	40.88	99,992
	03/06/2020	–	–	–	–	–	–	2,862	–	40.77	116,684
	03/06/2020	–	–	–	2,146	4,292	8,584	–	–	–	174,985
	07/01/2020	–	–	–	–	–	–	7,007	–	46.38	324,985
Regina M. Paolillo	–	–	425,000	–	–	–	–	–	–	–	–
	–	166,667	333,333	666,666	–	–	–	–	–	–	–
	03/06/2020	–	–	–	–	–	–	8,176	–	40.77	333,336
	03/06/2020	–	–	–	6,122	12,264	24,528	–	–	–	500,003
	07/01/2020	–	–	–	–	–	–	18,858	–	46.38	874,634

[1]	Amounts summarized in this column reflect the target bonus opportunity under our 2020 performance-based cash award plan and the remaining threshold, target and maximum award opportunity under our 2019 long-term incentive plan.

Under the 2020 performance-based cash incentive plan, for financial performance above target, the Compensation Committee has the discretion to adjust the award amount to reflect financial overperformance.

Under the long-term incentive plan approved by the Compensation Committee in 2019, senior executives have an opportunity to earn an award between 0% to 200% that is settled in equity based on the level of achievement to pre-established performance targets.

Mr. Tuchman has elected not to participate in prior year discretionary performance-based cash incentive awards and he again elected not to receive such awards in 2020. However, on December 31, 2020, Mr. Tuchman was still eligible to receive payments for such awards.

[2]	Under the 2020 long-term incentive plan approved by the Compensation Committee in 2020, senior executives have an opportunity to earn between 0% to 200% of shares granted based on the level of achievement to pre-established performance targets. The amounts shown represent the threshold, target and maximum number of shares that may be earned under the 2020 long-term incentive plan for each senior executive. While Mr. Erickson was eligible to participate in the 2020 long-term incentive plan, his incentive target ($105,000) was prorated due to his hire in 2020.

[3]	Amounts set forth in this column represent the number of shares underlying time-in-service-based RSU awards.

[4]	Amounts set forth in this column represent the grant date fair value as determined pursuant to the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted. The grant date value shown for awards subject to performance conditions is based on “target” level achievement and the closing price of our common stock on date of grant.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2020, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) [1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#) [1]
Kenneth D. Tuchman	–	–	–	–	–	–		–	–	–
Martin F. DeGhetto[2]	–	–	–	–	–	–		–	–	–
Richard Sean Erickson	09/08/2020	–	–	–	–	11,080	[3]	808,064	–	–
	09/08/2020	–	–	–	–	–		–	1,800 [8]	131,274
Judi A. Hand	03/29/2017	–	–	–	–	8,591	[4]	626,542	–	–
	06/15/2018	–	–	–	–	8,527	[5]	621,874	–	–
	03/06/2020	–	–	–	–	–			9,811 [8]	715,516
	07/01/2020	–	–	–	–	15,305	[6]	1,116,194	–	–
Margaret B. McLean	03/29/2017	–	–	–	–	6,444	[4]	469,961	–	–
	06/15/2018	–	–	–	–	3,794	[5]	276,696	–	–
	03/04/2020	–	–	–	–	2,446	[7]	178,387	–	–
	03/06/2020	–	–	–	–	–		–	4,292 [8]	313,016
	07/01/2020	–	–	–	–	7,007	[6]	511,021	–	–
Regina M. Paolillo	03/29/2017	–	–	–	–	8,591	[4]	626,542	–	–
	06/15/2018	–	–	–	–	8,726	[5]	636,387	–	–
	03/06/2020	–	–	–	–	–		–	12,264 [8]	894,414
	07/01/2020	–	–	–	–	18,858	[6]	1,375,314	–	–

[1]	The dollar amounts are determined by multiplying (i) the number of shares or units reported by (ii) $72.93 (the closing price of our common stock on December 31, 2020, the last trading day of 2020).

[2]	All of Mr. DeGhetto’s unvested equity grants were forfeited upon separation in November 2020.

[3]	The unvested portion of this time-in-service-based RSU award vests in four installments beginning with 40 percent vesting on September 8, 2022, and three equal installments vesting on each anniversary thereafter, subject to continued employment.

[4]	The unvested portion of this time-in-service-based RSU award is scheduled to vest on March 29, 2021, subject to continued employment.

[5]	The unvested portion of this time-in-service-based RSU award vests in two equal installments beginning on June 15, 2021, and on each anniversary thereafter, subject to continued employment.

[6]	The unvested portion of this time-in-service-based RSU award vests in four equal installments beginning on July 1, 2021, and on each anniversary thereafter, subject to continued employment.

[7]	The unvested portion of this time-in-service-based RSU award vests in four equal installments beginning on March 4, 2021, and on each anniversary thereafter, subject to continued employment.

[8]	In connection with the 2020 long-term incentive plan, the unvested portion of this performance-based grant issued on March 6, 2020, and September 8, 2020, includes two measurement periods (fiscal years 2021 and 2022). Vesting is subject to (i) achievement of Revenue and post-bonus Operating Income with each performance metric weighted 50 percent and (ii) continued employment.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by Named Executive Officers during 2020, and on the vesting of RSUs held by Named Executive Officers during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [1]
Kenneth D. Tuchman	–	–	–	–
Martin F. DeGhetto	–	–	29,711	1,216,258
Richard Sean Erickson	–	–	–	–
Judi A. Hand	–	–	28,094	1,150,379
Margaret B. McLean	–	–	12,803	494,774
Regina M. Paolillo	–	–	21,130	817,915

[1]	The dollar amounts reflected above for value realized on stock awards’ vesting are determined by multiplying (i) the number of shares of common stock issued as a result of RSU vesting by (ii) the per-share price of our common stock as of market close on the date of vesting.

Potential Payments Upon Termination or Change in Control

The RSU agreements that the Named Executive Officers entered into prior and during 2018 have provisions for accelerated vesting, if there is a change in control of TTEC. For agreements entered into after 2018, accelerated vesting occurs only if Named Executives’ employment with the Company is terminated without cause during three months prior to a change in control event and from 15 to 24 months after such change in control event, depending on the executive.

Named Executive Officers are also entitled to certain severance and continuation of benefits, if they are terminated without cause during the above stated change in control termination window. The amount of severance varies among Named Executive Officers and is disclosed as part of Employment Agreement disclosures in this Proxy statement.

Change in Control Defined

A “change in control” is defined as the occurrence of any one of the following events:

●	Business Combination. Any consolidation, merger, or other similar transaction (a) involving TTEC, if TTEC is not the continuing or surviving corporation, or (b) which contemplates that all or substantially all of the business and/or assets of TTEC will be controlled by another corporation;

●	Sale of Substantially All Assets. Any sale, lease, exchange or transfer (in one transaction or several related transactions) of all or substantially all of the assets of TTEC (a “disposition”); provided, however, that the foregoing shall not apply to any disposition to a corporation with respect to which, following such disposition, more than 51 percent of the combined voting power of the then outstanding voting securities of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51 percent of the then outstanding common stock and/or other voting securities of TTEC immediately prior to such disposition, in substantially the same proportion as their ownership immediately prior to such disposition;

●	Liquidation. Approval by the stockholders of TTEC of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;

●	Acquisition of 51% Interest. Acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51 percent or more of the outstanding shares of voting stock of TTEC; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided further, that the foregoing shall exclude any such acquisition (a) by any person made directly from TTEC, (b) made by TTEC or any subsidiary, or (c) made by an employee benefit plan (or related trust) sponsored or maintained by TTEC or any subsidiary; or

●	Control of the Board. If, during any period of 15 consecutive calendar months commencing at any time on or after the RSU or option grant date, those individuals (the “continuing directors”) who either (a) were directors of TTEC on the first day of each such 15-month period, or (b) subsequently became directors of TTEC and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on TTEC’s Board of Directors, cease to constitute a majority of the Board of Directors of TTEC.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to on December 31, 2020: (a) upon termination without cause or resignation for good cause; (b) upon termination for cause or voluntary resignation; (c) upon death; (d) upon disability; and (e) upon a change in control occurring on such date:

Change in Control Table

Name		Termination Without Cause or Resignation for Good Cause ($)	Termination for Cause or Voluntary Resignation ($)	Death ($)	Disability ($) [1]	Termination in Connection with Change in Control ($)
Kenneth D. Tuchman	Cash	2	–	–	3,000	2
	Equity Acceleration [2]	–	–	–	–	–
	Continued Benefits [3]	178,737	–	–	–	178,737
	Accidental Death & Dismemberment Insurance (“AD&D”)	–	–	200,000	200,000	–
	Life Insurance	–	–	200,000 [5]	–	–
	Total	178,739	–	400,000	203,000	178,739

Richard Sean Erickson	Cash	175,000	–	–	3,000	175,000
	Equity Acceleration [2]	–	–	–	–	939,338
	Continued Benefits [4]	–	–	–	–	–
	AD&D	–	–	200,000	200,000	–
	Life Insurance	–	–	200,000 [5]	–	–
	Total	175,000	–	400,000	203,000	1,114,338

Judi A. Hand	Cash	600,000	–	–	32,877	1,000,000
	Equity Acceleration [2]	–	–	–	–	3,346,792
	Continued Benefits [4]	20,885	–	–	–	20,885
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	3,127 [4]	–	4,200,000 [6]	–	3,127 [4]
	Total	624,050	–	4,400,000	232,877	4,370,842

Margaret B. McLean	Cash	562,500	–	–	31,250	937,500
	Equity Acceleration [2]	–	–	–	–	1,865,747
	Continued Benefits [4]	22,462	–	–	–	22,462
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	317 [4]	–	200,000 [5]	–	317 [4]
	Total	585,317	–	400,000	231,250	2,826,064

Regina M. Paolillo	Cash	637,500	–	–	35,417	1,062,500
	Equity Acceleration [2]	–	–	–	–	3,865,990
	Continued Benefits [4]	8,804	–	–	–	8,804
	AD&D	38 [4]	–	200,000	200,000	38 [4]
	Life Insurance	317 [4]	–	200,000 [5]	–	317 [4]
	Total	646,659	–	400,000	235,417	4,937,649

[1]	Represents one month of short-term disability. Under the employment agreements of Hand, McLean, and Paolillo, they are eligible to receive their full salary for the first 90 days of disability. The amount reflected represents one-month salary for disability.

[2]	Upon a termination in connection with a change in control, the dollar amounts set forth in this row represent the number of unvested RSUs that would vest upon a termination in connection with a change in control multiplied by $72.93, the closing price of our common stock on December 31, 2020 (the last trading date of 2020), the target (100%) fair-market value remaining under the total 2019 long-term incentive plan that includes two measurement periods (2020 and 2021) and the target (100%) fair-market value for the total 2020 long-term incentive plan that includes two measurement periods (2021 and 2022).

[3]	Pursuant to his employment agreement, Mr. Tuchman is entitled to receive the value of “continued benefits,” including personal use of the Company aircraft, an automobile allowance, executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions, equal to two times the value at time of separation. For purposes of the auto allowance and aircraft, each such benefit will be determined as reported in the summary compensation table of the Company’s proxy statement for the prior year.

[4]	Under the employment agreements of Hand, McLean, and Paolillo, they are eligible to receive 12 months of benefit continuation at the same level of welfare and health benefits in place prior to termination of employment. The dollar amounts set forth represent the cost of benefit coverage in place at December 31, 2020.

[5]	Includes $200,000 of basic life insurance provided by the Company.

[6]	Includes $200,000 of basic life insurance and a $4 million executive life insurance policy provided by the Company.

2020 CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer, Chairman and CEO Kenneth Tuchman, and the ratio of these two amounts.

To determine the CEO pay ratio, we first identified our median employee. We selected October 1, 2020, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonable timeframe. In determining the employee population to be used to calculate the compensation of the median employee, we included employees in all countries. TTEC is a global company, with complex operations worldwide with more than half of its employees located outside of United States, the country in which our headquarters office is located. As of October 1, 2020, TTEC’s workforce consisted of approximately 54,551 full-time, part-time, and temporary/seasonal employees.

We utilized 2020 actual cash compensation (base wages + allowances/premiums + variable incentives) for our consistently applied compensation measure because we believe that this measure reasonably reflects the annual compensation of our employees. We do not grant equity to a large percentage of our employee population, so using actual cash compensation is representative. We included all of our full-time, part-time, and temporary/seasonal employees globally, but excluded our CEO. We annualized the compensation for all full-time and part-time employees who did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes which rely on forecasted rates. The forecasted rates are based on historical rate trends, external market data and other factors. We did not make any cost-of-living adjustments.

After identifying our median employee, based on our consistently applied compensation measure, we calculated annual total compensation for this employee using the same methodology we use for our Named Executive Officers as set forth in the 2020 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2020 was $7,532. Our CEO’s annual total compensation for 2020 was $690,489. As a result, the ratio of our CEO’s annual total compensation for 2020 to that of our median employee’s annual total compensation for 2020 is 92 to 1. While our pay ratio was 92 to 1, it is important to note that the annual base salary for our CEO is $1.00. The majority of Mr. Tuchman’s 2020 compensation is related to the amounts summarized under the “Nonqualified Deferred Compensation” and the “All Other Compensation” columns in the 2020 Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2020, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1,029,176 [1]	–	3,430,638
Equity compensation plans not approved by security holders	–	–	–
Total	1,029,176 [1]		3,430,638

[1]	Reflects 569,362 RSUs/PRSUs outstanding under the 2020 equity incentive plan and 459,814 RSUs/PRSUs outstanding under the 2010 equity incentive plan. 3,430,638 shares are available for issuance under the 2020 equity incentive plan.

COMPENSATION COMMITTEE REPORT

We evaluate and establish compensation for TTEC executive officers and oversee the equity-based compensation plans, performance-based cash incentive plans, and other management incentives and perquisite programs. We also considered the impact of the COVID-19 pandemic on the performance of the Company and executive compensation.

The Committee reviewed and discussed with the Company’s management the entitled “Compensation Discussion and Analysis” (“CD&A”) materials presented in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as incorporated by reference from this Proxy Statement.

Compensation Committee
Tracy L. Bahl,	Chair
Gregory A. Conley
Robert N. Frerichs

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: Election of Directors

We are seeking your support to elect eight Board member candidates who we have nominated for 2021-2022 Board cycle. We believe that these candidates have qualifications and experience appropriate for a public technology and business process outsourcing company with a global operational footprint. The Board believes that the nominees have the experience and perspective to guide the Company as we continue our transformation from a customer care business process outsourcing company to a global integrated customer engagement technology and digital solutions service provider. The candidates also have the experience necessary to support TTEC as we compete in global markets, innovate, and adjust to rapidly changing technologies, and client demands. Each member of our Board is elected for a term of one year. Our Board, on the recommendation of the Nominating and Governance Committee, is recommending to stockholders that the following candidates be elected to the Board at the 2021 Annual Meeting. Other than Ms. Loften, the candidates are current TTEC directors and Each of the eight director-nominees has confirmed his or her willingness to serve.

Director	Age	Director Since	Independent	Qualifications
Kenneth D. Tuchman	61	1994

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

● TTEC Founder

Steven J. Anenen	68	2016	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company CEO or Board Experience

● Risk Management Experience

● Service Industry Experience

Tracy L. Bahl	59	2013	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company CEO or Board Experience

● Risk Management Experience

● Service Industry Experience

Gregory A. Conley	66	2012	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company CEO or Board Experience

● Risk Management Experience

● Service Industry Experience

● Technology Sector Experience

Robert N. Frerichs	69	2012	✓

● Business Transformation Experience

● Capital Markets or M&A Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Audit Experience

● Public Company Board Experience

● Public Sector

● Risk Management Experience

● Service Industry Experience

● Technology Sector Experience

Marc L. Holtzman	61	2014	✓

● Business Transformation Experience

● Capital Markets Experience

● Global Experience

● Industry Experience

● Operator or CEO Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

Gina L. Loften	55		✓

● Business Transformation Experience

● M&A Experience

● Global Experience

● Industry Experience

● Public Sector Service Delivery Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

Ekta Singh-Bushell	49	2017	✓

● Business Transformation Experience

● Global Experience

● Public Company Audit Experience

● Public Company Board Experience

● Risk Management Experience

● Service Industry Experience

● ESG Experience

● Technology Sector Experience

Limits on Director Service on Other Company Boards

TTEC has a highly effective and engaged Board, and we believe that our directors’ service on other companies’ boards enables them to contribute valuable knowledge and perspective to TTEC’s Board activities. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboard to compromise their ability to effectively serve the Company. Our Corporate Governance Guidelines limit each director’s service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, in all events, this service may not exceed four other boards. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board evaluation process, which aims to evaluate the effectiveness and engagement of TTEC’s directors.

While the Board considers its directors’ outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director’s capacity to dedicate sufficient time and focus to their service on the TTEC Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:

●	The director’s attendance at Board and committee meetings.

●	The director’s participation and level of engagement during these meetings.

●	The role played by the director on the Board, as well as on the other boards, including committee membership and chairmanship.

●	The experience and expertise of the director, including both relevant industry experience and service on other public company boards, which enable the director to serve on multiple boards effectively.

Director’s Term, Availability and Ability to Serve

We schedule our Board and committee meetings up to a full year in advance to ensure directors’ availability and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director’s ability to serve.

If any of the nominees become unable or unwilling to serve, shares represented by valid proxies will be voted FOR the election of such other person as our Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. Those elected to the TTEC Board at the 2021 Annual Meeting of Stockholders are expected to hold office until the next Annual Meeting when their successors are duly elected and qualified.

Nominations of Directors

While our Board and its Nominating and Governance Committee have not set specific minimum qualifications for director qualifications, they believe that it is important that TTEC directors, as a group, have the following attributes:

●	Exceptional business savvy and leadership experience;

●	Highest integrity;

●	Exceptional business judgment proven in prior roles;

●	Public company board or operational experience;

●	Diversity of perspectives;

●	Global/international experience;

●	Industry and technical experience relevant to TTEC’s business and aligned with its growth strategy;

●	Financial expertise;

●	Risk management experience;

●	Technology, digital, artificial intelligence, and machine learning experience;

●	Knowledge of our client verticals;

●	Objective, independent, and pragmatic approach to business decisions;

●	Willingness to devote time and attention to TTEC’s affairs and its stockholders’ interests; and

●	Appreciation of the role of the corporation in society and commitment to sustainable business strategy and social responsibility.

As part of the nomination process, the Nominating and Governance Committee carefully considers strategic objectives of the Company and evaluates them against the Board composition and skill set of each director. The Nominating and Governance Committee considers potential candidates for membership on the Board of Directors throughout the year based on the recommendations brought forward by members of the Board, members of management, professional executive search firms, and stockholders. When evaluating candidates for recommendation to stand for election to the Board, the Nominating and Governance Committee considers each potential nominee’s skills, experience in areas of current significance to the Company, diversity, independence, the Board’s skills and dynamic as a group, and the candidate’s ability to devote adequate time to the Board’s duties. Candidates selected by the Nominating and Governance Committee are recommended to our Board for consideration and the Board recommends the candidates as a nominated slate to stockholders.

The Nominating and Governance Committee will consider stockholder recommendations for Board candidates if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with our Amended and Restated Bylaws, applicable rules and regulations of the U.S. Securities and Exchange Commission and NASDAQ Stock Market and the notice provisions for stockholder proposals discussed in the section entitled “Stockholder Submission of Nominations and Proposals”. The Nominating and Governance Committee considers properly submitted stockholders’ nominees in the same manner as it evaluates other candidates.

2021 Director Nominees

Kenneth D. Tuchman

Age: 61

Director since 1994

Mr. Tuchman founded TTEC’s predecessor company in 1982 and has served as the Chairman of the Board since 1994. Mr. Tuchman served as TTEC Chief Executive Officer from 1994 until 1999 and resumed the position in 2001. Mr. Tuchman also serves as Chair of the Executive Committee of the Board. Mr. Tuchman is a director of the Tuchman Family Foundation, Wapiti Oil & Gas II, LLC, Aurea Medical, LLC and Denver Center for the Performing Arts.

Mr. Tuchman has more than 35 years of experience in the business process outsourcing industry, driving innovation growth and profitability in all economic cycles. As the founder and the controlling stockholder of TTEC, Mr. Tuchman is an essential member of our Board of Directors.

Steven J. Anenen

Age: 68

Director since 2016

Mr. Anenen serves as a member of the Nominating and Governance and Executive Committees. In 2018, Mr. Anenen joined the board of directors for DealerSocket, an automotive industry focused customer relationship management and digital marketing software company. In 2014, Mr. Anenen led the spin-off of the Automatic Data Processing (NASDAQ: ADP) Dealer Services Group to create CDK Global (NASDAQ: CDK); and served as CEO and a member of its board of directors between 2014 and 2016. Prior to the CDK spin-off, Mr. Anenen spent almost 40 years with ADP, serving as the president of ADP Dealer Services, a leading provider of technology solutions to the automotive industry, between 2004 and 2014; and senior vice president North America Systems between 1998 and 2004. During his tenure with ADP, Mr. Anenen oversaw the global expansion of the business into more than 100 countries, grew the dealer services business to over $2 billion in revenue, and led the transition to digital through the transformational acquisitions.

Mr. Anenen’s extensive experience as a senior executive at a global public technology company, and his chief executive and his automotive industry and technology experience bring relevant and necessary skills, experience, and perspective to our Board.

Tracy L. Bahl

Age: 59

Director since 2013

Mr. Bahl serves as the Chair of the Compensation Committee and as a member of the Nominating and Governance and Executive Committees. Starting in 2021, Mr. Bahl serves as an operating partner for the Healthcare Group at Welsh, Carson, Anderson & Stowe, a healthcare and technology private equity firm. In 2020, Mr. Bahl joined the board of Glooko, a connected health diabetes care company. He also serves as an advisor to Cricket Health, a comprehensive kidney care provider, to SCALE Physician Group, a healthcare delivery platform, and to C2FO, a fintech company. Previously, Mr. Bahl served as the President and CEO of OneOncology, a General Atlantic portfolio company that provides administrative, operational, and scientific support to oncology practices throughout the U.S. Between 2013 and 2018, Mr. Bahl served as executive vice president, health plans for CVS Health. From 2007 to 2013, he served as a special advisor to General Atlantic, a leading global growth equity firm. Between 2013 and 2015, Mr. Bahl served as a member of the board of directors of MedExpress, a chain of urgent care service centers throughout the U.S.; and between 2008 and 2011 as the executive chairman for Emdeon, a provider of health information exchange and revenue cycle management solutions. Prior to 2007, Mr. Bahl held various senior executive positions as part of UnitedHealth Group, including between 2004 and 2007 as the chief executive officer of Uniprise, a U.S. $7 billion division of UnitedHealth Group; between 2002 and 2004 as chief marketing officer for UnitedHealth Group. Prior to UnitedHealth Group, Mr. Bahl was an executive with CIGNA Healthcare. Mr. Bahl also serves as trustee of the Board of Trustees of Gustavus Adolphus College in St. Peter, MN.

Mr. Bahl’s extensive experience in the healthcare industry, his public company and private equity experience bring relevant and necessary skills, experience, and perspective to our Board.

Gregory A. Conley

Age: 66

Director since 2012

Mr. Conley serves as Chair of the Audit Committee and as a member of the Compensation Committee. In May 2019, Mr. Conley was named as a board member of Travelport, a travel technology company. Between 2018 and mid-2019, Mr. Conley served as a member of the board of HaulHound.com, a trucking logistics company. Between 2012 and 2014, Mr. Conley served as the chief executive officer of Aha! Software, LLC, a privately held predictive analytics and cloud computing company. Between 2009 and 2011, Mr. Conley served as the CEO and a director of Odyssey Group, SA, a European-based technology services and software company, and oversaw the sale of the company to Temenos Group AG, a global provider of banking software systems. Between 2004 and 2005, Mr. Conley was the president, CEO and a director of Verio, Inc., a leading global provider of hosting and network services and a subsidiary of Nippon Telephone & Telegraph. From 2001 to 2003, Mr. Conley was the president, CEO and a director of Tanning Technology Corporation, a NASDAQ listed information technology solutions provider, sold to Platinum Equity in 2003. Prior to 2001, Mr. Conley was a senior executive responsible for e-markets, travel and transportation at International Business Machines (NYSE: IBM) and an attorney at Covington & Burling LLP.

Mr. Conley’s extensive experience as the chief executive officer and director of several technology companies with domestic and international operations, his leadership in technology innovation, and his legal experience bring relevant and necessary skills, experience, and perspective to our Board.

Robert N. Frerichs

Age: 69

Director since 2012

Mr. Frerichs serves as the Chair of the Nominating and Governance Committee and as a member of the Audit and Compensation Committees. Mr. Frerichs is a director of Wedgewood Enterprises Corporation, a privately held investment real estate and management company. Prior to joining our board, Mr. Frerichs spent more than 36 years with Accenture (NYSE: ACN) where he held various leadership roles including group chief executive – North America, chief risk officer and chief operating officer of the communication and high tech operating group, chairman of the capital committee, and a member of Accenture board of partners prior to the Company’s initial public offering in 2001; culminating his career as the International Chairman of Accenture, Inc. Mr. Frerichs served as a director of Merkle, Inc., a privately held customer relationship marketing agency from 2012 until it was acquired in 2016. Between 2004 and 2012, Mr. Frerichs served as chairman of the board of Avanade, a joint venture between Accenture and Microsoft. Between 2012 and 2013, Mr. Frerichs was the chairman of the Aricent Group, a global innovation and technology services company, and a director of Cyandia, Inc., an interactive consumer entertainment company. Mr. Frerichs is a Certified Public Accountant.

Mr. Frerichs’ extensive global business experience, his public company and consulting industry experience, and his financial credentials bring relevant and necessary skills, experience, and perspective to our Board.

Marc L. Holtzman

Age: 61

Director since 2014

Mr. Holtzman served on our Audit Committee from 2014 to May 2016. Mr. Holtzman currently serves as chairman of the board of CBZ Holdings Ltd, Zimbabwe’s largest financial services company and chairman of the board of the Bank of Kigali, Rwanda’s largest financial institution. He is also a member of the board of directors for Duddell Street Acquisition Corporation (NASDAQ:DSAC), a SPAC focused on telecommunication, media and technology, healthcare, fintech and consumer sector investment opportunities in Asia. From 2015 to 2017, he served as the CEO and a member of the board of KazKommertsBank, Kazakhstan’s largest financial institution. From 2012 to 2015, Mr. Holtzman served as a member of the board of FTI Consulting, Inc. (NYSE: FCN), a global financial and strategic consulting firm, where he was a member of the nominating and governance committee. Mr. Holtzman served as the chairman of Meridian Capital HK, a Hong Kong private equity firm from 2012 until 2014, and as the executive vice chairman of Barclays Capital from 2008 and 2012. Between 2003 and 2005, Mr. Holtzman was president of the University of Denver. He also served in the cabinet of Colorado Governor Bill Owens as Secretary of Technology between 1999 and 2003.

Mr. Holtzman’s extensive international experience along with his financial, investment banking, and public company board experience bring relevant and necessary skills, experience, and perspective to our Board.

Gina L. Loften

Age: 55

Nominated in 2021

Ms. Loften currently serves as chief technology officer for Microsoft USA (NASDAQ: MSFT), the position she has held since 2019.  Prior to Microsoft, for over 15 years, Ms. Loften served in roles of growing responsibility with IBM (NYSE:IBM), including global consulting leader in cloud application innovation for IBM Global Business Services, chief innovation officer for IBM Research, and global public sector leader for IBM Watson Group. Starting in 2021, Ms. Loften joined the board of directors for Foursquare Labs Inc., a leading independent location technology company. Starting in 2017, Ms. Loften joined the board of directors for the Museum of Life and Science in Durham, NC, and serves on its Governance committee.  She was also a part of the recent President/CEO search committee for the organization.  Beginning in 2018, she joined the advisory board of the Institute of Nuclear Power Operations (known as “INPO”), a non-profit industry group that promotes excellence in the operations of electric nuclear plants.  Between 2017 and 2020, Ms. Loften was a board member for Rise Against Hunger, an international hunger relief non-profit organization that coordinates the distribution of food and aid to people in developing nations and served during the critical CEO transition of the organization. Between 2016 and 2018, Ms. Loften also served as a member of the board for George Mason University research foundation.

Ms. Loften was identified as a potential Board candidate to stand for election in 2021, based on the recruiting campaign that the Nominating and Governance Committee of our Board conducted among its network of contacts and a board search firm. The Committee recommended the inclusion of Ms. Loften on the nomination slate based on her technology, public sector provider and business transformation credentials; and because her candidacy adds diversity to TTEC’s Board.

Ekta Singh-Bushell

Age: 49

Director since 2017

Ms. Singh-Bushell serves as a member of the Audit Committee and Nominating and Governance Committees. She also serves as a member of the board and chair of the technology committee for Huron Consulting Group (NASDAQ: HURN), a global consulting company offering services to healthcare, higher education, and life sciences and commercial industries; DBI, Inc. (NYSE: DBI), a leading footwear and accessories manufacturer and retailer, where she is a member of the audit and nominating and corporate governance committees; Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS), a leading provider of secure payment technologies and transaction processing services between conventional businesses and those without access to traditional banking channels, where she is a member of the nominating and corporate governance and audit committees; and Datatec Limited (JSE: DTC), an international ICT solutions and services group, where she serves as Lead Independent Director and is a member of the audit, risk and compliance and nomination committees. From 2016 to 2017, Ms. Singh-Bushell served as deputy to the first vice president, chief operating officer executive office, at the Federal Reserve Bank of New York. She also serves as a strategic board advisor DecisionGPS LLC, a business analytics start-up. Prior to 2016, Ms. Singh-Bushell worked at Ernst & Young, serving in various leadership roles including global IT Effectiveness leader, US innovation & digital strategy leader; and chief Information security officer. Ms. Singh-Bushell is a member of the board of Women’s Health Access Matters, a non-profit that supports increased awareness in women’s health research, and between 2004 and 2014 she served in various leadership roles for the Asian American Federation. Ms. Singh-Bushell is a Certified Public Accountant and holds advanced international certifications in governance, information systems security, audit, and control.

Ms. Singh-Bushell’s experience in finance, audit, technology, and cybersecurity, as well as her international experience bring relevant and necessary skills, experience, and perspective to our Board.

In considering Ms. Singh-Bushell’s nomination to the Board for 2021, the Nominating & Governance Committee of the Board considered all of Ms. Singh-Bushell’s board commitments and determined that they, in the aggregate, do not interfere with her commitments to TTEC. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell attains from these additional commitments provide an important dimension to TTEC Board, especially in the healthcare, financial services, and retail areas which are all directly relevant to TTEC’s business.

Required Vote

The eight director nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Our Board recommends that you vote “FOR” all of the nominees for election to our Board.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) served as TTEC’s independent registered public accounting firm in 2020. The Audit Committee of the Board determined that the current audit team, supported by PwC’s partners experienced with TTEC business in key countries where TTEC has material operations, and other PwC subject matter experts, have the appropriate level of professional expertise to oversee the conduct of the TTEC annual independent audit. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee continues its long-standing practice of recommending that the Board ask the stockholders to ratify the appointment of the independent auditor.

In accordance with its charter, the Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2021 and recommends to the stockholders that they ratify this appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will be available to respond to stockholders’ questions.

Fees Paid to Accountants

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019 (amounts in thousands).

	2020	2019
Audit fees	$ 3,883	$ 4,215
Audit-related fees	$ -	$ -
Tax fees	$ 159	$ 1
All other fees	$ 117	$ 82
Total	$ 4,159	$ 4,298

Audit Fees

This category includes the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness of our internal controls over financial reporting, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2020 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and other attestation procedures.

Tax Fees

This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees

This category consists of professional services related to human capital and expatriate services and other nonrecurring miscellaneous services.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by PricewaterhouseCoopers LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934, as amended, and must be pre-approved in advance by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee recommend that you vote “FOR” Proposal 2.

ADDITIONAL INFORMATION

Stockholder Submission of Nominations and Proposals

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2022 Annual Meeting of Stockholders, the proposal must be in writing and received by our Corporate Secretary at 9197 South Peoria Street, Englewood, Colorado 80112, no later than December 14, 2021. Timely receipt of a stockholder’s proposal will satisfy only one of the various conditions established by the U.S. Securities and Exchange Commission for inclusion in our proxy materials. Stockholders who wish to have their proposals included in our proxy materials must meet the eligibility requirements as provided in the U.S. Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the Rule and with our Bylaws to be included in our proxy materials.

If a stockholder wishes to present a proposal at the 2022 Annual Meeting of Stockholders and this proposal is not intended to be included in the related proxy statement and form of proxy, or this stockholder intends to submit a director nomination at the 2022 Annual Meeting of Stockholders, our Bylaws require that the stockholder notify us in writing on or before February 25, 2022, but no earlier than January 26, 2022. The notice must include the information required by our Bylaws, which may be obtained on our website at ttec.com under the “Investors” and “Corporate Governance” tabs. If the stockholder does not meet the applicable deadline or comply with the requirements found in the U.S. Securities and Exchange Commission’s Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Other Business

We know of no other matter to be acted upon at the 2021 Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

Annual Report

Our 2020 Annual Report is being delivered to the stockholders together with this Proxy Statement. The Annual Report is not part of the proxy materials, however. Additional copies of our 2020 Annual Report may be obtained without charge upon request made to TTEC Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

KENNETH D. TUCHMAN
Chairman and Chief Executive Officer
Englewood, Colorado
April 13, 2021

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience)

technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based

CXaaS (Customer Experience as a Service) platform.  Serving iconic and disruptive brands,

TTEC’s outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions.  The Company’s Engage business delivers digital customer engagement,

customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions.

Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company’s nearly 61,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results.

To learn more about how TTEC is bringing humanity to the customer experience, visit ttec.com.

Corporate Headquarters

9197 South Peoria Street

Englewood, CO 80112-5833

+1.303.397.8100 or 1.800.835.3832

ttec.com

9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 25, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TTEC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 25, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D39951-P53336 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TTEC HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees For Against 1a. Kenneth D. Tuchman !!The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 1b. Steven J. Anenen 1c. Tracy L. Bahl 1d. Gregory A. Conley 1e. Robert N. Frerichs 1f. Marc L. Holtzman 1g. Gina L. Loften 1h. Ekta Singh-Bushell !!2.The ratification of the appointment of!!! PricewaterhouseCoopers LLP as TTEC's !!independent registered public accounting firm for 2021. !! !!NOTE: Such other business as may properly come before the meeting or any adjournment thereof. !! NOTE: This proxy, when properly executed, will be !!voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of !!Directors' nominees and FOR Proposal 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Please date, sign and mail your proxy card in the enclosed envelope as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and TTEC Annual Report on Form 10-K and related information including TTEC CEO's Letter to Stockholders are available at www.proxyvote.com. D39952-P53336 This Proxy is Solicited on Behalf of The Board of Directors of TTEC HOLDINGS, INC. The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and MARGARET B. McLEAN, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TTEC HOLDINGS, INC. owned of record by the undersigned at the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/TTEC2021 on May 26, 2021 at 10:00 a.m. MDT, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2021 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side